As filed with the Securities and Exchange Commission on November 10, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
Terreno Realty Corporation
(Exact name of registrant as specified in its governing instruments)

16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
(415) 655-4580
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

W. Blake Baird
Chairman and Chief Executive Officer
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
(415) 655-4580
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gilbert G. Menna Ettore A. Santucci Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Alison S. Ressler Patrick S. Brown Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 (310) 712-6600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee
Common Stock, $0.01 par value per share	$400,000,000	$22,320

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated November 10, 2009.

           Shares
Terreno Realty Corporation
Common Stock

Terreno Realty Corporation is an internally managed, newly organized Maryland corporation focused on acquiring industrial real estate located in six major coastal U.S. markets: Southern California; San Francisco Bay Area; Seattle; Northern New Jersey/New York City; Washington D.C./Baltimore; and South Florida.

This is an initial public offering of shares of Terreno Realty Corporation. All of the           shares of common stock are being sold by the company. It is currently anticipated that the initial public offering price per share will be $     . We intend to list the common stock on the New York Stock Exchange, or NYSE, under the symbol “          ”.

Concurrently with the completion of this offering, certain of our executive officers will acquire an aggregate of           shares of our common stock in a private placement at the same price per share as in this offering but without payment of any underwriting discount.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, commencing with our taxable year ending December 31, 2010. For the purpose of assisting us in qualifying as a REIT, individuals are restricted from actually or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% of the outstanding shares of our common stock and any person or entity shall be restricted from actually or constructively owning more than 9.8% of such shares if such ownership could result in any of our rental income failing to qualify as such for REIT income testing purposes under the “related party tenant” rules that apply to REITs. We designed our ownership limits solely to protect our status as a REIT and not for the purpose of serving as an anti-takeover device.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 11 of this prospectus, for a discussion of the following and other risks:

•	We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

•	We have not yet identified any specific industrial properties to acquire or committed any portion of the net proceeds of this offering and the concurrent private placement to specific investments. Investors will not be able to evaluate the economic merits of any investment we make with the net proceeds prior to purchasing common stock in this offering, and our failure to apply these proceeds effectively, or at all, could cause our operating results and the value of our common stock to decline.

•	We may change our business, investment, leverage and financing strategies without stockholder approval.

•	Our success will depend upon the efforts and expertise of our chairman and chief executive officer and our president and chief financial officer to manage our day-to-day operations and direct our business strategy. The loss of their services, and our inability to find suitable replacements, would have an adverse impact on our business.

•	If we do not qualify as a REIT or fail to remain qualified as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates and potentially state and local taxes and could face substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders and adversely affect the value of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Terreno Realty Corporation	$	$

To the extent that the underwriter sells more than           shares of common stock, the underwriter has the option to purchase up to an additional           shares from Terreno Realty Corporation at the initial public offering price less the underwriting discount.

The underwriter expects to deliver the shares against payment in New York, New York on          , 2010.

Goldman, Sachs & Co.

Prospectus dated          , 2010.

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under the heading “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “our company”, “we”, “us” and “our” refer to Terreno Realty Corporation, a Maryland corporation. Unless indicated otherwise, the information in this prospectus assumes (i) the common stock to be sold in this offering is sold at $      per share; (ii)           shares of our common stock will be purchased by certain of our executive officers in a private placement to be completed concurrently with the completion of this offering, representing     % of the outstanding common stock following completion of this offering and the concurrent private placement, assuming the underwriter does not exercise its option to purchase additional shares; and (iii) the underwriter does not exercise its option to purchase up to an additional           shares of our common stock.

Our Company

We are an internally managed, newly organized Maryland corporation focused on acquiring industrial real estate located in six major coastal U.S. markets: Southern California; San Francisco Bay Area; Seattle; Northern New Jersey/New York City; Washington D.C./Baltimore; and South Florida. We intend to invest in several types of industrial real estate, including warehouse/distribution, flex (including light manufacturing and R&D) and trans-shipment. We will target functional buildings in infill locations that may be shared by multiple tenants and that cater to customer demand within the various submarkets in which we operate.

The founding members of our management team are Blake Baird, our chairman and chief executive officer, and Mike Coke, our president and chief financial officer. In 2007, Mr. Baird and Mr. Coke jointly founded Terreno Capital Partners LLC and subsequently assembled a team of real estate professionals that began actively analyzing and seeking industrial investment opportunities in our targeted markets. These senior executive officers have deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from their combined 17 years of experience at AMB Property Corporation, a NYSE-listed industrial REIT, or AMB. AMB is a leading global developer, owner and operator of industrial real estate. The management team’s expertise encompasses all aspects of industrial real estate acquisition, development, redevelopment, operations and finance.

Upon completion of this offering and the concurrent private placement of           shares to certain of our executive officers, we expect to have approximately $      million in cash available to execute our business strategy.

Market Opportunities

Overview

We believe that the economic recession and corresponding credit crisis present an attractive environment to acquire industrial properties in infill coastal U.S. locations. The U.S. industrial property sector is experiencing significant stress from declining operating fundamentals and difficult credit conditions. Declining operating fundamentals are the result of industrial tenants reacting to weak macro economic trends including reduced consumer spending and declining trade flows. In addition, many property owners took advantage of abundant capital availability and placed excessive leverage on properties. The current reduction in credit availability and weak operating conditions make refinancing near-term debt maturities more difficult. Furthermore, ownership of industrial properties is highly fragmented. According to CBRE Econometric Advisors, or CBRE, there are approximately 13 billion industrial square feet in the United States, and the seven publicly traded industrial REITs in the FTSE NAREIT Equity Industrial Index currently account for less than 5% of that total based on public filings. The FTSE NAREIT Equity Industrial Index currently consists of ProLogis, AMB, EastGroup Properties, Inc., DCT Industrial Trust, Inc., First Potomac Realty Trust, First Industrial

Realty Trust, Inc. and Monmouth Real Estate Investment Corporation. We believe that well-capitalized operators with no legacy issues (such as over-leveraged properties, significant vacancy and currently underproductive land and recently developed buildings) will have a competitive advantage in acquiring high quality industrial assets at attractive current returns and at a discount relative to both replacement cost and valuations from recent years.

Projected Improvement in Operating Fundamentals

Although operating fundamentals remain weak across the U.S. real estate markets, and may weaken further, industrial operating fundamentals are expected to improve in the future. Significant industrial development activity, particularly from 2006-2008, followed by falling demand caused by the economic recession, has left large blocks of vacant space across many U.S. markets. Given the recent dramatic reduction in development activity in response to falling demand, we anticipate improvements in the availability rate and a rebound in rent growth when demand ultimately returns. According to CBRE, the industrial availability rate will peak at 15.5% in 2010, its highest level since at least 1990, with steady improvement thereafter through 2014. CBRE projects that industrial warehouse rents will fall through 2011 with growth projected in 2012-2014.

Historical Outperformance of Industrial Real Estate and Our Targeted Markets

According to the National Council of Real Estate Investment Fiduciaries, or NCREIF, industrial real estate has historically outperformed national real estate returns by over 30 basis points per year on average with lower volatility. In addition, over time our targeted markets have demonstrated superior operating fundamentals relative to all other U.S. industrial markets, including lower availability and higher rent growth.

Transaction Landscape Advantageous to Well-Capitalized Investors with No Legacy Issues

Low-cost and abundant debt led to a significant increase in transaction and development activity in industrial real estate between 2004 and 2007 with sales transactions more than doubling during the period and capitalization rates, or cap rates, reaching their lowest level in at least two decades. The credit crisis and declining operating fundamentals that followed have resulted in a significant increase in troubled loans. The Federal Deposit Insurance Corporation, or FDIC, reports that as of June 30, 2009, the amount of loans and leases that were noncurrent (90 days or more past due or in nonaccrual status) among all FDIC-insured institutions increased for a 13th consecutive quarter and the average noncurrent rate on all loans reached a new 26-year record. The percentage of nonfarm nonresidential real estate loans that are noncurrent reached 2.9%, or $31.3 billion, while the percentage of construction and development real estate loans that are noncurrent reached 13.5%, or $72.1 billion. According to Trepp, LLC, or Trepp, as of October 31, 2009, the percentage of commercial mortgage-backed securities, or CMBS, loans included in Trepp’s database that are delinquent by 30 days or more is at 4.83%, the highest level recorded by Trepp since 1998, which represents $35.2 billion in outstanding loan balances. As lenders react to this environment, obtaining new loans or extending existing ones for property owners has become significantly more difficult. We believe this will lead to increases in foreclosure activities and distressed sales.

According to Real Capital Analytics, as of October 2009, the total market for distressed U.S. commercial real estate totaled 7,191 properties valued at approximately $141 billion with industrial properties representing $4.5 billion of that total. According to the National Association of Real Estate Investment Trusts, or NAREIT, as of September 2009, the seven publicly traded industrial equity REITs in the U.S. have an average debt ratio of 59.1%, with a range of 41.6% to 88.8%, which may cause these REITs to raise equity or sell assets.

While industrial cap rates (net operating income divided by sales price) troughed at 6.8% in 2007 according to Real Capital Analytics, recent transactions suggest a return to the long-term average of

8.0% to 9.0%. We believe well-capitalized investors without legacy issues will be able to take advantage of this environment.

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive advantages:

•	Management Team with Deeply Specialized Industrial Expertise. Our management team is led by Blake Baird, our chairman and chief executive officer, and Mike Coke, our president and chief financial officer. These senior executive officers have deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from their combined 17 years of experience most recently as president and chief financial officer, respectively, at AMB. In 2007, Mr. Baird and Mr. Coke jointly founded Terreno Capital Partners LLC, and subsequently assembled a team of real estate professionals that began actively analyzing and seeking industrial investment opportunities in our targeted markets. Together, Mr. Baird and Mr. Coke have over 40 years of commercial real estate industry experience.

•	Demonstrated Track Record. During their tenure at AMB, Mr. Baird and Mr. Coke helped transform AMB from an owner of shopping centers and industrial buildings with 64 million square feet of space in 30 U.S. markets into a leading global developer, owner and operator of industrial real estate with interests in over 1,000 buildings comprising 125 million square feet located in 12 countries across North America, Europe and Asia. During this period, AMB acquired approximately $4.6 billion of real estate assets. From January 20, 1999, the date that Mr. Baird joined AMB, to November 20, 2006, the date that both Mr. Baird and Mr. Coke announced their departure from AMB, the total return (stock price appreciation and dividends paid) to AMB stockholders was 313%, outperforming the 285% total return for the MSCI U.S. REIT Index over the same period.

•	Focused Investment Strategy with No Legacy Issues. We selected our target markets based upon Mr. Baird’s and Mr. Coke’s experiences investing and operating in over 50 global industrial markets and also in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, potential long term increases in carbon prices and other factors. As we do not currently own any assets, we are not restricted by the operational or liquidity issues that some of our private and public peers are presently facing. Upon completion of this offering and the concurrent private placement, we expect to have $ million in cash to invest and our management can focus on new investment opportunities.

•	Conservative Targeted Leverage with Growth Oriented Capital Structure. We expect to maintain financial flexibility and a conservative capital structure using retained cash flows, long-term debt and common and perpetual preferred stock to finance our growth. We intend to limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding preferred stock to less than 40% of our total enterprise value, maintain a fixed charge coverage ratio in excess of 2.0x and once the net proceeds from this offering and the concurrent private placement are fully deployed, limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness.

•	Highly Aligned Compensation Structure. We believe that executive compensation should be closely aligned with long term stockholder value creation. As a result, at the closing of this offering, all of Mr. Baird’s and Mr. Coke’s incentive compensation will be based solely on our total stockholder return exceeding certain rolling targets versus benchmarks. In addition, Mr. Baird and Mr. Coke will each receive shares of restricted stock upon completion of this offering that will vest ratably in annual installments over a three-year period. Mr. Baird and Mr. Coke also will purchase in the aggregate shares of our common stock in a private placement concurrently with this offering at the same price per share as in this offering but without the payment of any underwriting discount.

•	Commitment to Strong Corporate Governance. We are committed to strong corporate governance, as demonstrated by the following:

•	all members of our board of directors will serve annual terms;

•	we have adopted a majority voting standard in non-contested director elections;

•	we have permanently opted out of two Maryland anti-takeover provisions and, in the future, will not opt back in to these provisions without stockholder approval;

•	we designed our ownership limits solely to protect our status as a REIT and not for the purpose of serving as an anti-takeover device; and

•	we have no stockholder rights plan. In the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

Our Investment Strategy

We intend to invest in industrial properties located in six major coastal U.S. markets: Southern California; San Francisco Bay Area; Seattle; Northern New Jersey/New York City; Washington D.C./Baltimore; and South Florida. We intend to invest in several types of industrial real estate, including warehouse/distribution, flex (including light manufacturing and R&D) and trans-shipment. We will target functional buildings in infill locations that may be shared by multiple tenants and that cater to customer demand within the various submarkets in which we operate. We do not expect to invest outside of the United States.

We selected our target markets by drawing upon Mr. Baird’s and Mr. Coke’s experiences in investing and operating in over 50 global industrial markets and in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, potential long term increases in carbon prices and other factors. We believe that our target markets have attractive long term investment attributes. We will target assets with characteristics that include, but are not limited to, the following:

•	located in high population coastal markets;

•	close proximity to transportation infrastructure (such as sea ports, airports, highways and railways);

•	situated in supply-constrained sub-markets with barriers to new industrial development, as a result of physical and/or regulatory constraints;

•	functional and flexible layout that can be modified to accommodate single and multiple tenants;

•	acquisition price at a significant discount to the replacement cost of the property;

•	potential for enhanced return through re-tenanting or operational improvements; and

•	opportunity for higher and better use of the property over time.

We will utilize local third party property managers for day-to-day property management. We believe outsourcing property management is cost effective and provides us with operational flexibility to scale our investments within any chosen market. In addition, property management firms can be an important source of investment opportunities.

While not prohibited from doing so, we have no current intention to acquire industrial land or to pursue ground up development. However, we may pursue redevelopment opportunities of properties that we own.

We expect the significant majority of our investments will be equity interests. We will opportunistically target investments in debt secured by industrial real estate which would otherwise meet our investment criteria with the intention of ultimately acquiring the underlying real estate.

Our Financing Strategy

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows, long-term debt and common and perpetual preferred stock to finance our growth. We intend to:

•	limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding perpetual preferred stock to less than 40% of our total enterprise value;

•	maintain a fixed charge coverage ratio in excess of 2.0x;

•	limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness once the net proceeds from this offering and the concurrent private placement are fully deployed; and

•	have staggered debt maturities that are aligned to our expected average lease term (5-10 years), positioning us to re-price parts of our capital structure as our rental rates change with market conditions.

We intend to preserve a flexible capital structure with a long-term goal to obtain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred stock. Prior to attaining an investment grade rating, we intend to primarily utilize non-recourse debt secured by individual properties or pools of properties with a targeted maximum loan-to-value of 60% at the time of financing.

After completion of this offering and the concurrent private placement, we plan to seek a revolving credit facility to finance acquisitions and for working capital requirements. We have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 11 of this prospectus before purchasing our common stock. If any of these risks occur, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•	We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

•	We have not yet identified any specific industrial properties to acquire. Investors will be unable to evaluate the allocation of net proceeds of this offering and the concurrent private placement or the economic merits of our investments prior to making an investment decision. Our failure to apply the net proceeds of this offering and the concurrent private placement effectively or find suitable industrial properties to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses.

•	Our success will depend upon the efforts and expertise of our chairman and chief executive officer and our president and chief financial officer to manage our day-to-day operations and direct our business strategy. The loss of their services, and our inability to find suitable replacements, would have an adverse impact on our business.

•	Our long-term growth will depend upon future acquisitions of industrial properties, and we may be unable to consummate acquisitions on advantageous terms, the acquired properties may not perform as we expect, or we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations.

•	Adverse economic and geopolitical conditions could negatively affect our returns and profitability. Among others, the following market and economic challenges may adversely affect our operating results: poor economic times may result in tenant defaults under our leases and reduced demand for industrial space; overbuilding may increase vacancies at any of the properties that we may acquire; and maintaining occupancy levels at the properties that we may acquire may require increased concessions, tenant improvement expenditures or reduced rental rates. Our operations could be negatively affected to the extent that an economic downturn is prolonged or becomes more severe.

•	We will be dependent on tenants for our revenues. Our operating results and distributable cash flows would be adversely affected if a significant number of our tenants were unable to meet their lease obligations or failed to renew their leases.

•	The failure to generate sufficient cash flows to cover future debt service obligations could adversely affect our overall operating results, may require us to sell industrial properties, may jeopardize our qualification as a REIT and could adversely affect our ability to make distributions to our stockholders and the market price of our common stock.

•	We may change our business, investment, leverage and financing strategies without stockholder approval.

•	Covenants in our future debt agreements could adversely affect our financial condition. We will rely on debt financing to finance our acquisition activities and for working capital. If we are unable to obtain debt financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would likely be adversely affected. If we breach covenants in our debt agreements, the lenders can declare a default and, if the debt is secured, can take possession of the property securing the defaulted loan.

•	If we do not qualify as a REIT or fail to remain qualified as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates and potentially increased state and local taxes and could face substantial tax liability, which would reduce the amount of cash available for distributions to our stockholders and adversely affect the value of our common stock.

•	We have not established a minimum distribution payment and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

Our Formation and Structure

We were organized as a Maryland corporation on November 6, 2009. We are not structured as an umbrella partnership REIT, or UPREIT. Currently, we have no subsidiaries. In the future, we will own our properties indirectly through subsidiaries and may utilize one or more taxable REIT subsidiaries as appropriate.

Distribution Policy

We intend over time to make regular quarterly distributions to our common stockholders. However, until we invest a substantial portion of the net proceeds of this offering and the concurrent private placement in industrial properties, we expect our quarterly distributions will be nominal. Our ability to make distributions to our stockholders also will depend on our levels of retained cash flows, which we intend to use as a source of investment capital. In order to qualify for taxation as a REIT, we intend to make annual distributions to our stockholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We cannot assure you as to when we will begin to generate sufficient cash flows to make distributions to our stockholders or our ability to sustain those distributions. Distributions will be authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our board of directors. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in industrial properties, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital.

Our Tax Status

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ending December 31, 2010. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income to our stockholders, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our taxable REIT subsidiaries, if any, will be subject to taxation at normal corporate rates.

Material Benefits to Related Parties

Purchase of Shares of Common Stock by Certain Executive Officers

Concurrently with the completion of this offering, Mr. Baird will acquire           shares of our common stock and Mr. Coke will acquire           shares of our common stock in a private placement at the same price per share as in this offering but without payment of any underwriting discount. The aggregate of           shares that Mr. Baird and Mr. Coke will acquire in the private placement represent     % of the shares of our common stock to be outstanding following this offering (excluding shares of common stock that may be sold pursuant to the underwriter’s option to acquire additional shares) and the concurrent private placement.

Severance Agreements

We intend to enter into severance agreements with each of Mr. Baird and Mr. Coke, which will become effective upon the completion of this offering, as described in “Compensation Discussion and Analysis — Severance Agreements”. These agreements will provide benefits to each of Mr. Baird and Mr. Coke in the event his employment is terminated under certain circumstances. We may enter into similar agreements with certain executive officers that we hire in the future.

IPO Grants and Performance Shares

At the completion of this offering, we will grant           shares of restricted stock to each of Mr. Baird and Mr. Coke, with such shares having an approximate value of $     , based on the assumed initial public offering price of $      per share. Also, we will grant performance share awards to each of Mr. Baird and Mr. Coke contingent on our achieving certain benchmarks as described in “Compensation Discussion and Analysis — IPO Grants of Plan-Based Awards”. In addition, at the completion of this offering, we expect to grant           shares of restricted stock to our employees, with such shares having an aggregate approximate value of $     , based on the assumed initial offering price of $      per share. The restricted stock granted at the completion of this offering will vest ratably in annual installments over a three-year period commencing on the first anniversary of the closing of this offering.

Contribution of Fixed Assets

Concurrently with the completion of this offering, Terreno Capital Partners LLC, of which Mr. Baird and Mr. Coke are managing partners and co-founders, will contribute its fixed assets to us at their net book value of approximately $240,000. In exchange for the contribution of these fixed assets, we will issue to Terreno Capital Partners LLC           shares of our common stock. These shares may be distributed to each of Mr. Baird and Mr. Coke.

Indemnification of Officers and Directors

Effective upon the completion of this offering, we will enter into an indemnification agreement with each of our executive officers and directors as described in “Management — Indemnification Agreements”.

Other Benefits to Related Parties and Related Party Transactions

We intend to use approximately $      of the net proceeds of this offering and the concurrent private placement to reimburse Terreno Capital Partners LLC for out-of-pocket expenses it incurred in connection with the formation of our company and this offering. We will also use $1,000 of the net proceeds of this offering and the concurrent private placement to repurchase the shares of our common stock that Mr. Baird and Mr. Coke acquired in connection with the formation and initial capitalization of our company. See “Use of Proceeds”.

Corporation Information

Our offices are located at 16 Maiden Lane, Fifth Floor, San Francisco, California, 94108, and our telephone number is (415) 655-4580. We maintain an internet site of           which contains information concerning us. The information included or referenced to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering and the concurrent private placement	shares

Use of proceeds	We will invest the net proceeds of this offering and the concurrent private placement in industrial properties in accordance with our investment strategy described in this prospectus and for general business purposes. Prior to the full investment of the net offering proceeds in industrial properties, we intend to invest the net proceeds in interest-bearing short-term U.S. government and government agency securities, which are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in industrial properties. We will use approximately $ of the net proceeds to reimburse Terreno Capital Partners LLC for out-of-pocket expenses it incurred in connection with the formation of our company and this offering and $1,000 to repurchase the shares Mr. Baird and Mr. Coke acquired in connection with the formation and initial capitalization of our company. See “Use of Proceeds”.

Ownership and transfer restrictions	Due to limitations on the concentration of ownership of REIT stock imposed by the Code, our charter documents generally prohibit any individual from actually or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% of the outstanding shares of our common stock. Our charter documents further prohibit any person or entity from owning more than 9.8% of such stock if such ownership could result in any of our rental income failing to qualify as such for REIT testing purposes under “related party tenant” rules that apply to REITs. Upon request, our board of directors will waive this ownership limit with respect to a particular stockholder unless it determines in its sole judgment that such stockholder’s increased ownership could result in any of our rental income to fail to qualify as such for REIT testing purposes as a result of the “related party tenant” provisions of the Code.

Risk factors	Investing in our common stock involves risks. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

Proposed NYSE symbol	We intend to apply to have our common stock listed on the NYSE under the symbol “ ”.

Unless otherwise indicated, information in this prospectus:

•	excludes up to shares of our common stock issuable upon exercise of the underwriter’s option to purchase additional shares;

•	excludes shares issuable in the future under our 2010 Equity Incentive Plan, or the 2010 Equity Plan;

•	excludes performance shares that may be earned in the future by our executive officers contingent on our achieving certain benchmarks (see “Compensation Discussion and Analysis — IPO Grants of Plan-Based Awards”);

•	includes shares of common stock to be issued to certain executive officers in the concurrent private placement; and

•	includes shares of restricted stock to be granted under the 2010 Equity Plan to our independent directors, executive officers and employees concurrently with the completion of this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, financial condition, results of operation and our ability to make cash distributions to our stockholders could be materially and adversely affected, the trading price of our common stock could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements”.

Risks Related to Our Business and Our Properties

We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were organized in November 2009, have no operating history and have no agreements to acquire any properties. We will only commence operations upon completion of this offering and the concurrent private placement. Our ability to make or sustain distributions to our stockholders will depend on many factors, including our ability to identify attractive acquisition opportunities consistent with our investment strategy, our success in consummating acquisitions on favorable terms, the level and volatility of interest rates, readily accessible short-term and long-term financing on favorable terms and conditions in the financial markets, the real estate market and the economy. We will face competition in acquiring attractive industrial properties and on advantageous terms. The value of the industrial properties that we acquire may decline substantially after we purchase them. We may not be able to successfully operate our business or implement our operating policies and investment strategy. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses, service any debt we may incur in the future and make distributions to our stockholders.

As a newly formed company, we are subject to the risks of any newly established business enterprise, including risks that we will be unable to attract and retain qualified personnel, create effective operating and financial controls and systems or effectively manage our anticipated growth, any of which could have a material adverse effect on our business and our operating results.

We have not yet identified any specific industrial properties to acquire, and you will be unable to evaluate the allocation of net proceeds of this offering and the concurrent private placement or the economic merits of our investments prior to making your investment decision.

We currently do not own any properties and have no agreements to acquire any properties. Because we have not yet identified any specific industrial properties to acquire or committed any portion of the net proceeds of this offering to any specific industrial property investment, you will be unable to evaluate the allocation of the net proceeds of this offering and the concurrent private placement or the economic merits of our investments before making an investment decision to purchase our common stock. We will have broad authority to invest the net proceeds of this offering and the concurrent private placement in any real estate investments that we may identify in the future, and we may use those proceeds to make investments with which you may not agree. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. These factors will increase the uncertainty, and thus the risk, of investing in our common stock. Our failure to apply the net proceeds of this offering and the concurrent private placement effectively or find suitable industrial properties to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses.

Prior to the full investment of the net offering proceeds in industrial properties, we intend to invest the net offering proceeds in interest-bearing short-term U.S. government and government agency securities, which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our investments in industrial properties. We may not be able to identify industrial investments that meet our investment criteria, we may not be successful in completing any investment we identify and our investments may not produce acceptable, or any, returns. We may be unable to invest the net proceeds on acceptable terms, or at all.

Our senior management’s past experience in operating a publicly traded REIT may not be sufficient to successfully operate our company.

We cannot assure you that the past experience of our chairman and chief executive officer and our president and chief financial officer in operating a publicly traded industrial REIT will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements and comply with the Sarbanes-Oxley Act of 2002. Failure to maintain REIT status would have an adverse effect on our financial condition, results of operations, cash flows, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you.

Our investments will be concentrated in the industrial real estate sector, and our business would be adversely affected by an economic downturn in that sector.

Our investments in real estate assets will be concentrated in the industrial real estate sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included a more significant portion of other sectors of the real estate industry.

Events or occurrences that affect areas in which our properties will be located may impact financial results.

In addition to general, regional, national and international economic conditions, our operating performance will be impacted by the economic conditions of the specific markets in which we operate. We intend to acquire industrial properties primarily in the following markets: Southern California; San Francisco Bay Area; Seattle; Northern New Jersey/New York City; Washington D.C./Baltimore; and South Florida. Many of these markets experienced downturns in recent years. If the recent downturn in the economy in any of these markets persists and we fail to accurately predict the timing of economic improvement in these markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our stockholders, could be materially adversely affected.

We depend on key personnel.

Our success depends to a significant degree upon the contributions of certain key personnel including, but not limited to, our chairman and chief executive officer and our president and our chief financial officer, each of whom would be difficult to replace. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our senior management group or to attract suitable replacements should any members of the senior management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely impact our financial condition and cash flows. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance on any of our key personnel.

We also believe that, as we expand, our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, investment, financial and operational personnel. Competition for such personnel is intense, and we cannot assure our stockholders that we will be successful in attracting and retaining such skilled personnel.

Failure of the projected improvement in industrial operating fundamentals may adversely affect our ability to execute our business plan.

A substantial part of our business plan is based on our belief that industrial operating fundamentals are expected to improve significantly over the next several years. We cannot assure you as to whether or when, industrial operating fundamentals will in fact improve or to what extent they improve. In the event conditions in the industry do not improve when and as we expect, or deteriorate, our ability to execute our business plan may be adversely affected.

Our long-term growth will depend upon future acquisitions of properties, and we may be unable to consummate acquisitions on advantageous terms, the acquired properties may not perform as we expect, or we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations.

We intend to acquire high quality industrial properties primarily in six coastal markets in the United States. The acquisition of properties entails various risks, including the risks that our investments may not perform as we expect, that we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations and that our cost estimates for bringing an acquired property up to market standards may prove inaccurate. Further, we face significant competition for attractive investment opportunities from other well-capitalized real estate investors, including pension funds and their advisors, bank and insurance company investment accounts, other public and private real estate investment companies and REITs, real estate limited partnerships, owner-users, individuals and other entities engaged in real estate investment activities, some of which have a history of operations, greater financial resources than we do and a greater ability to borrow funds to acquire properties. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire properties as we desire or the purchase price may be significantly elevated. In addition, we expect to finance future acquisitions through a combination of borrowings under an anticipated credit facility that we plan to seek after completion of this offering and the concurrent private placement and the use of retained cash flows, long-term debt and common and perpetual preferred stock, which may not be available at all or on advantageous terms and which could adversely affect our cash flows. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

We may be unable to source off-market deal flow in the future.

The main component of our growth strategy is to acquire industrial real estate assets. Properties that are acquired off-market are typically more attractive to us as a purchaser because of the absence of a formal sales process, which could lead to higher prices. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire industrial properties at attractive prices could be adversely affected.

Our real estate redevelopment strategies may not be successful.

In connection with our business strategy, we may pursue redevelopment opportunities of industrial properties that we own and construct improvements at a fixed contract price. We will be subject to risks associated with our redevelopment and renovation activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including, but not limited to:

•	the risk that redevelopment projects in which we have invested may be abandoned and the related investment will be impaired;

•	the risk that we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;

•	the risk that we may not be able to obtain financing for redevelopment projects on favorable terms;

•	the risk that construction costs of a renovation project may exceed the original estimates or that construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);

•	the risk that delays in completion of construction could also give tenants the right to terminate preconstruction leases for space at a newly redeveloped project;

•	the risk that the contractor’s failure to perform may result in legal action by us to rescind the purchase or construction contract or to enforce the contractor’s obligations;

•	the risk that, upon completion of a renovation, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we have financed through construction loans;

•	the risk that occupancy levels and the rents that can be charged for a completed project will not be met, making the project unprofitable;

•	the risk that we may expend funds on and devote management’s time to projects which we do not complete; and

•	the risk that we may be unable to complete redevelopment and/or leasing of a property on schedule or on budget.

Actions of our joint venture partners could negatively impact our performance.

We may acquire and/or redevelop properties through joint ventures, limited liability companies and partnerships with other persons or entities when warranted by the circumstances. Such partners may share certain approval rights over major decisions. Such investments may involve risks not otherwise present with other methods of investment in real estate, including, but not limited to:

•	that our co-member, co-venturer or partner in an investment might become bankrupt, which would mean that we and any other remaining general partners, members or co-venturers would generally remain liable for the partnership’s, limited liability company’s or joint venture’s liabilities;

•	that such co-member, co-venturer or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

•	that such co-member, co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

•	that, if our partners fail to fund their share of any required capital contributions, we may be required to contribute such capital;

•	that joint venture, limited liability company and partnership agreements often restrict the transfer of a co-venturer’s, member’s or partner’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

•	that our relationships with our partners, co-members or co-venturers are contractual in nature and may be terminated or dissolved under the terms of the agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at an above-market price to continue ownership;

•	that disputes between us and our partners, co-members or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable partnership, limited liability company or joint venture to additional risk; and

•	that we may in certain circumstances be liable for the actions of our partners, co-members or co-venturers.

We generally will seek to maintain sufficient control of our partnerships, limited liability companies and joint ventures to permit us to achieve our business objectives; however, we may not be able to do so, and the occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

If we invest in a limited partnership as a general partner, we could be responsible for all liabilities of such partnership.

In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of such partnership. Additionally, we may be required to take our interests in other investments as a non-managing general partner. Consequently, we would be potentially liable for all such liabilities without having the same rights of management or control over the operation of the partnership as the managing general partner or partners may have. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of the investment we initially made or then had in the partnership.

We will utilize local third party managers for day-to-day property management.

We will utilize local third party managers for day-to-day property management. Our cash flows from our industrial properties may be adversely affected if our managers fail to provide quality services. In addition, our managers or their affiliates may manage, and in some cases may own, invest in or provide credit support or operating guarantees to industrial properties that compete with industrial properties that we acquire, which may result in conflicts of interest and decisions regarding the operation of our industrial properties that are not in our best interests.

We may not realize any investment opportunities from our use of third parties to manage our properties.

We will utilize local third party property managers for day-to-day property management. While property management firms can be an important source of investment opportunities, we cannot assure you that we will realize any investment opportunities from these relationships.

The availability and timing of cash distributions is uncertain.

We intend over time to make regular quarterly distributions to holders of our common stock. However, we bear all expenses incurred by our operations, and the funds generated by our operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to our stockholders. In addition, our board of directors, in its discretion, may retain any portion of such cash for working capital. Our ability to make distributions to our stockholders also will depend on our levels of retained cash flows, which we intend to use as a source of investment capital. We cannot assure our stockholders that sufficient funds will be available to pay distributions. Our corporate strategy is to fund the payment of quarterly distributions to our stockholders entirely from distributable cash flows. However, we may fund our quarterly distributions to our stockholders from a combination of available cash flows, net of recurring capital expenditures, and proceeds from borrowings. In the event we are unable to consistently fund future quarterly distributions to our stockholders entirely from distributable cash flows the value of our shares may be negatively impacted.

We will be dependent on tenants for our revenues.

After we commence operations and acquire industrial properties, we will be dependent on tenants for our revenues. Our operating results and distributable cash flows would be adversely affected if a significant number of our tenants were unable to meet their lease obligations or failed to renew the leases we will enter into with such tenants. In addition, certain of our properties may be occupied by a single tenant. As a result, the success of those properties will depend on the financial stability of a single tenant. Lease payment defaults by tenants could cause us to reduce the amount of distributions to stockholders. A default by a tenant on its lease payments could force us to find an alternative source of revenues to pay any mortgage loan or operating expenses on the property. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs, including litigation and related expenses, in protecting our investment and re-leasing our property. If a lease is terminated, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss.

We may not have funding for future tenant improvements.

When a tenant at one of the properties we acquire after we commence operations does not renew the lease we will enter into with such tenant or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend funds to construct new tenant improvements in the vacated space. Although we intend to manage our cash position or financing availability to pay for any improvements required for re-leasing, we cannot assure our stockholders that we will have adequate sources of funding available to us for such purposes in the future.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

We cannot assure you that after we commence operations, acquire industrial properties and enter into leases with respect to the properties, such leases will be renewed or that such properties will be re-leased at net effective rental rates equal to or above the then current average net effective rental rates. If the rental rates for our properties decrease, our tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases are scheduled to expire, our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and our ability to satisfy our debt service obligations could be materially adversely affected. In addition, if we are unable to renew leases or re-lease a property, the resale value of that property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We face potential adverse effects from the bankruptcies or insolvencies of tenants.

The bankruptcy or insolvency of the tenants of the properties we acquire may adversely affect the income produced by our properties. The tenants of the properties we acquire, particularly those that are highly leveraged, could file for bankruptcy protection or become insolvent in the future. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy. On the other hand, a bankrupt tenant may reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flows and results of operations.

Declining real estate valuations and impairment charges could adversely affect our earnings and financial condition.

We intend to review the carrying value of our properties when circumstances, such as adverse market conditions (including conditions resulting from the current global economic recession), indicate potential impairment may exist. We intend to base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We intend to consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses would have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our financial condition, results of operations, cash available for distribution, including cash available for us to pay distributions to our stockholders and per share trading price of our common stock.

If we cannot obtain financing, our growth will be limited.

To qualify as a REIT, we will be required to distribute at least 90% of our taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to our stockholders, and we generally expect to make distributions in excess of such amount. As a result, our ability to retain earnings to fund acquisitions, redevelopment and development, if any, or other capital expenditures will be limited. After completion of this offering and the concurrent private placement, we plan to seek a revolving credit facility to finance acquisitions and for working capital requirements. We have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

If adverse conditions in the credit markets — in particular with respect to real estate — materially deteriorate, our business could be materially and adversely affected. Our long-term ability to grow through investments in industrial properties will be limited if we cannot obtain additional financing on favorable terms. Market conditions may make it difficult to obtain financing, and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain it on favorable terms.

Future debt service obligations could adversely affect our overall operating results, may require us to sell industrial properties and could adversely affect our ability to make distributions to our stockholders and the market price of our shares of common stock.

Our business strategy contemplates the use of both non-recourse secured and unsecured debt to finance long-term growth. While we intend to limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding shares of preferred stock to less than 40% of our total enterprise value, our governing documents contain no limitations on the amount of debt that we may incur, and our board of directors may change our financing policy at any time without stockholder approval. We also intend to maintain a fixed charge coverage ratio in excess of 2.0x and, once the net proceeds from this offering and the concurrent private placement are fully deployed, to limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness. Our board of directors may modify or eliminate these limitations at any time without the approval of our stockholders. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flows from operations will be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing will not be as favorable as the terms of the debt being refinanced; and

•	the use of leverage could adversely affect our ability to make distributions to our stockholders and the market price of our shares of common stock.

If we violate covenants in future agreements relating to indebtedness that we may incur, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. In addition, future indebtedness agreements may require that we meet certain covenant tests in order to make distributions to our stockholders.

If we incur debt in the future and do not have sufficient funds to repay such debt at maturity, it may be necessary to refinance the debt through additional debt or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flows, and, consequently, cash available for distribution to our stockholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of industrial properties on disadvantageous terms, potentially resulting in losses. We may place mortgages on industrial properties that we acquire to secure a revolving credit facility or other debt. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our industrial properties that may be pledged to secure our obligations to foreclosure. Also, covenants applicable to any future debt could impair our planned investment strategy and, if violated, result in a default.

Higher interest rates could increase debt service requirements on any floating rate debt that we incur and could reduce the amounts available for distribution to our stockholders, as well as reduce funds available for our operations, future business opportunities, or other purposes. In addition, an increase in interest rates could decrease the amount third parties are willing to pay for our assets, thereby limiting our ability to change our portfolio promptly in response to changes in economic or other conditions. We may obtain in the future one or more forms of interest rate protection — in the form of swap agreements, interest rate cap contracts or similar agreements — to “hedge” against the possible negative effects of interest rate fluctuations. However, such hedging has costs and we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our industrial properties in order to meet our debt service obligations at times which may not permit us to receive an attractive return on our investments.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

We may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as cap agreements and swap agreements. These agreements involve the risks that these arrangements may not be effective in reducing our exposure to exchange or interest rate changes and that a court could rule that such agreements are not legally enforceable. Hedging may reduce overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

Covenants in our debt agreements could adversely affect our financial condition.

The mortgages on the properties we acquire will contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. Any credit facility or secured loans that we enter into will contain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to asset ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt, which we must maintain. Our continued ability to borrow under any credit facility that we may obtain is subject to compliance with our financial and other covenants. In addition, our failure to comply with such covenants could cause a default under the applicable debt agreement, and we may then be required to repay such debt with capital from other sources. Under those circumstances, other sources of capital may not be available to us or may be available only on unattractive terms.

In the future, we will rely on debt financing, including borrowings under an anticipated credit facility that we plan to seek after completion of this offering and the concurrent private placement, issuances of unsecured debt securities and debt secured by individual properties, to finance our acquisition activities and for working capital. If we are unable to obtain debt financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would likely be adversely affected. If we breach covenants in our debt agreements, the lenders can declare a default and, if the debt is secured, can take possession of the property securing the defaulted loan. In addition, any unsecured debt agreements we enter into may contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could materially and adversely affect our financial condition and results of operations.

We may acquire outstanding debt secured by an industrial property, which may expose us to risks.

We may consider acquiring outstanding debt secured by an industrial property from lenders and investors if we believe we can acquire ownership of the underlying property in the near-term through foreclosure, deed-in-lieu of foreclosure or other means. However, if we do acquire such debt, borrowers may seek to assert various defenses to our foreclosure or other actions and we may not be successful in acquiring the underlying property on a timely basis, or at all, in which event we could incur significant costs and experience significant delays in acquiring such properties, all of which could adversely affect our financial performance and reduce our expected returns from such investments. In addition, we may not earn a current return on such investments particularly if the loan that we acquire is in default.

Adverse changes in our credit ratings could negatively affect our financing activity.

The credit ratings of the senior unsecured long-term debt that we may incur in the future and preferred stock we may issue in the future are based on our operating performance, liquidity and leverage ratios, overall financial position and other factors employed by the credit rating agencies in their rating analyses of us. Our credit ratings can affect the amount of capital we can access, as well as the terms and pricing of any debt we may incur. There can be no assurance that we will be able to obtain or maintain our credit ratings, and in the event our credit ratings are downgraded, we would likely incur higher borrowing costs and may encounter difficulty in obtaining additional financing. Also, a downgrade in our credit ratings may trigger additional payments or other negative consequences under our future credit facilities and debt instruments. For example, if our credit ratings of any future senior unsecured long-term debt are downgraded to below investment grade levels, we may not be able to obtain or maintain extensions on certain of our then existing debt. Adverse changes in our credit ratings could negatively impact our refinancing activities, our ability to manage our debt maturities, our future growth, our financial condition, the market price of our stock, and our acquisition activities.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

We are a newly formed company with no existing operations. We intend to undertake substantial work to prepare and implement adequate disclosure controls and procedures and internal controls over financial reporting. However, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

We may make acquisitions, which pose integration and other risks that could harm our business.

Upon the completion of this offering and the concurrent private placement, we will commence operations. Although we have not yet identified any specific industrial properties to acquire, we intend to acquire industrial properties in the future. As a result of these acquisitions, we may be required to incur debt and expenditures and issue additional shares of our common stock to pay for the acquired industrial properties, which may dilute our stockholders’ ownership interest and may delay, or prevent, our profitability. These acquisitions may also expose us to risks such as:

•	the possibility that we may not be able to successfully integrate acquired properties into our operations;

•	the possibility that additional capital expenditures may be required;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and integrating acquired properties;

•	the possible loss or reduction in value of acquired properties;

•	the possibility of pre-existing undisclosed liabilities regarding acquired properties, including but not limited to environmental or asbestos liability, of which our insurance may be insufficient or for which we may be unable to secure insurance coverage; and

•	the possibility that a concentration of our industrial properties in Southern California, the San Francisco Bay Area and Seattle may increase our exposure to seismic activity, especially if these industrial properties are located on or near fault zones.

We expect acquisition costs, including capital expenditures required to render industrial properties operational, to increase in the future. If our revenue does not keep pace with these potential acquisition costs, we may not be able to maintain our current or expected earnings as we absorb these additional expenses. There is no assurance we would successfully overcome these risks or any other problems encountered with these acquisitions.

Our property taxes could increase due to property tax rate changes or reassessment, which would impact our cash flows.

Even if we qualify as a REIT for federal income tax purposes, we will be required to pay some state and local taxes on properties that we may acquire in the future. The real property taxes on the properties we acquire may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially. If the property taxes we pay increase, our cash flows will be impacted, and our ability to pay expected distributions to our stockholders could be adversely affected.

The conflict of interest policies we have adopted may not adequately address all of the conflicts of interest that may arise with respect to our activities.

In order to avoid any actual or perceived conflicts of interest with our directors, officers or employees, we have adopted certain policies to specifically address some of the potential conflicts relating to our activities. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. Although under these policies the approval of a majority of our disinterested directors will be required to approve any transaction, agreement or relationship in which any of our directors, officers or employees has an interest, there is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us. In addition, our current board of directors consists only of Messrs. Baird and Coke, and as a result, the transactions and agreements entered into in connection with our formation prior to this offering have not been approved by any independent or disinterested directors.

Risks Related to the Real Estate Industry

Our performance and value are subject to general economic conditions and risks associated with our real estate assets.

The investment returns available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred in connection with the properties. If the properties we acquire do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, then our ability to pay distributions to our stockholders could be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) that generally do not decline when circumstances reduce the income from the property. Income from and the value of the properties we acquire may be adversely affected by:

•	downturns in national, regional and local economic conditions (particularly increases in unemployment);

•	the attractiveness of the properties we acquire to potential tenants and competition from other industrial properties;

•	changes in supply of or demand for similar or competing properties in an area;

•	bankruptcies, financial difficulties or lease defaults by the tenants of the properties we acquire;

•	changes in interest rates, availability and terms of debt financing;

•	changes in operating costs and expenses and our ability to control rents;

•	changes in, or increased costs of compliance with, governmental rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws, and our potential liability thereunder;

•	our ability to provide adequate maintenance and insurance;

•	changes in the cost or availability of insurance, including coverage for mold or asbestos;

•	unanticipated changes in costs associated with known adverse environmental conditions or retained liabilities for such conditions;

•	periods of high interest rates and tight money supply;

•	tenant turnover;

•	general overbuilding or excess supply in the market area; and

•	disruptions in the global supply chain caused by political, regulatory or other factors including terrorism.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or public perception that any of these events may occur, would result in a general decrease in rents or an increased occurrence of defaults under existing leases, which would adversely affect our financial condition and results of operations. Future terrorist attacks may result in declining economic activity, which could reduce the demand for, and the value of, the properties we acquire. To the extent that future attacks impact the tenants of the properties we acquire, their businesses similarly could be adversely affected, including their ability to continue to honor their existing leases. For these and other reasons, we cannot assure our stockholders that we will be profitable or that we will realize growth in the value of our real estate properties.

Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of the properties we acquire.

We compete with other developers, owners and operators of real estate, some of which own properties similar to the properties we may acquire in the same markets and submarkets in which the properties we acquire may be located. If our competitors offer space at rental rates below current market rates or below the rental rates we will charge the tenants of the properties we acquire, we may lose potential tenants, and we may be pressured to reduce our rental rates in order to retain tenants when such tenants’ leases expire. In addition, if our competitors sell assets similar to assets we intend to divest in the same markets and/or at valuations below our valuations for comparable assets, we may be unable to divest our assets at all or at favorable pricing or on favorable terms. As a result of these actions by our competitors, our financial condition, cash flows, cash available for distribution, trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

Real estate investments are not as liquid as other types of assets, which may reduce economic returns to investors.

Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit our ability to react promptly to changes in economic, financial, investment or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. In addition, we intend to comply with the safe harbor rules relating to the number of properties that can be disposed of in a year, the tax bases and the costs of improvements made to these properties, and meet other tests which enable a REIT to avoid punitive taxation on the sale of assets. Thus, our ability at any time to sell assets or contribute assets to property funds or other entities in which we have an ownership interest may be restricted. This lack of liquidity may limit our ability to vary our portfolio promptly in response to changes in economic financial, investment or other conditions and, as a result, could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the market price of, our common stock.

Uninsured or underinsured losses relating to real property may adversely affect our returns.

We will attempt to ensure that all of the properties we acquire are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of the properties we acquire incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. Any such losses could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure that any such sources of funding will be available to us for such purposes in the future.

We intend to acquire properties in Southern California, the San Francisco Bay Area and Seattle, which are located in areas that are known to be subject to earthquake activity. Although we intend to carry replacement-cost earthquake insurance on all of the properties we acquire located in areas historically subject to seismic activity, subject to coverage limitations and deductibles that we believe are commercially reasonable, we may not be able to obtain coverage to cover all losses with respect to such properties on economically favorable terms, which could expose us to uninsured casualty losses. We intend to evaluate our earthquake insurance coverage annually in light of current industry practice.

We intend to acquire properties in Seattle, which is known to be subject to flood risk, and in South Florida, which is known to be subject to hurricane and/or flood risk. Although we intend to carry replacement-cost hurricane and/or flood hazard insurance on all of the properties we acquire located in areas historically subject to such activity, subject to coverage limitations and deductibles that we believe are commercially reasonable, we may not be able to obtain coverage to cover all losses with respect to such properties on economically favorable terms, which could expose us to uninsured casualty losses. We intend to evaluate our insurance coverage annually in light of current industry practice.

Contingent or unknown liabilities could adversely affect our financial condition.

We may in the future acquire properties that are subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of any of these entities or properties, then we might have to pay substantial sums to settle it, which could adversely affect our cash flows. Unknown liabilities with respect to entities or properties acquired might include:

•	liabilities for clean-up or remediation of adverse environmental conditions;

•	accrued but unpaid liabilities incurred in the ordinary course of business;

•	tax liabilities; and

•	claims for indemnification by the general partners, officers and directors and others indemnified by the former owners of the properties.

Environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our stockholders.

Environmental laws in the U.S. also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of the properties we acquire may contain asbestos-containing building materials.

We intend to invest in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of the properties we acquire may be adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of the properties we acquire may be on or are adjacent to or near other properties upon which others, including former owners or tenants of such properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances. As needed, we may obtain environmental insurance policies on commercially reasonable terms that provide coverage for potential environmental liabilities, subject to the policy’s coverage conditions and limitations. From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we underwrite the costs of environmental investigation, clean-up and monitoring into the cost. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

We generally anticipate that our properties may be subject to a Phase I or similar environmental assessment by independent environmental consultants at the time of acquisition. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. Even if none of our environmental assessments of our properties reveal an environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations taken as a whole, we cannot give any assurance that such conditions do not exist or may not arise in the future. Material environmental conditions, liabilities or compliance concerns may arise after the environmental assessment has been completed. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the environmental condition of the properties we acquire will not be affected by tenants, by the condition of land or operations in the vicinity of such properties (such as releases from underground storage tanks), or by third parties unrelated to us.

Costs of complying with governmental laws and regulations with respect to properties we acquire may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Tenants’ ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. Leasing properties we acquire to tenants that engage in industrial, manufacturing, and commercial activities will cause us to be subject to the risk of liabilities under environmental laws and regulations. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, the operations of the tenants of the properties we acquire, the existing condition of land when we buy it, operations in the vicinity of such properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect such properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages we must pay will reduce our ability to make distributions and may reduce the value of our common stock. In addition, changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur.

Compliance or failure to comply with the americans with disabilities act and other similar regulations could result in substantial costs.

Under the Americans with Disabilities Act, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If we are required to make unanticipated expenditures to comply with the Americans with Disabilities Act, including removing access barriers, then our cash flows and the amounts available for distributions to our stockholders may be adversely affected. If we are required to make substantial modifications to the properties we acquire, whether to comply with the Americans with Disabilities Act or other changes in governmental rules and regulations, our financial condition, cash flows, results of operations, the market price of our shares of common stock and our ability to make distributions to our stockholders could be adversely affected.

We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions, which could adversely affect the return on an investment in our common stock.

We expect to hold the various real properties in which we invest until such time as we decide that a sale or other disposition is appropriate given our investment objectives. Our ability to dispose of properties on advantageous terms depends on factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of the properties we acquire. We cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the properties we acquire, we cannot assure our stockholders that we will be able to sell such properties at a profit in the future. Accordingly, the extent to which our stockholders will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.

Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure our stockholders that we will have funds available to correct such defects or to make such improvements. In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

If we sell properties and provide financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of the properties we acquire, we presently intend to sell them for cash. However, if we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders and result in litigation and related expenses. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

Risks Related to Our Organizational Structure

Our board of directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without a vote of our stockholders. In addition, the board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal and regulatory requirements, including the listing standards of the NYSE. A change in these policies could have an adverse effect on our financial condition, results of operations, cash flows, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you.

We could increase the number of authorized shares of stock and issue stock without stockholder approval.

Subject to applicable legal and regulatory requirements, our charter authorizes our board of directors, without stockholder approval, to increase the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of such classified or unclassified shares. Although our board of directors has no such intention at the present time, it could establish a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting or deterring a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“Business Combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“Control Share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL by resolution of our board of directors, and in the case of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, in the future, subject to the approval of our stockholders, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, subject to the approval of our stockholders, by amendment to our bylaws, opt in to the control share provisions of the MGCL.

In addition, the provisions of our charter on removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded by our board of directors and our stockholders, these provisions of the MGCL could have similar anti-takeover effects. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Business Combinations” and “Material Provisions of Maryland Law and of Our Charter and Bylaws — Control Share Acquisitions” and “Material Provisions of Maryland Law and of Our Charter and Bylaws — Certain Elective Provisions of Maryland Law”.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of this offering, as permitted by the MGCL, our charter will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter will authorize us to obligate our company, and our bylaws will require us, to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited. In addition, we may be obligated to advance the defense costs incurred by our directors, and may, in the discretion of our board of directors, advance the defense costs incurred by executive officers and employees, in connection with legal proceedings.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to stockholders.

We intend to operate in a manner so as to qualify as a REIT for federal income tax purposes. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

If we fail to qualify as a REIT in any taxable year we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be allowed a deduction for distributions paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will no longer be required to pay distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See “Material U.S. Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Any of these taxes would decrease cash available for distributions to stockholders.

REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds during unfavorable market conditions.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our net taxable income including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

The opinion of our tax counsel regarding our status as a REIT does not guarantee our ability to remain a REIT.

Our tax counsel, Goodwin Procter LLP, is expected to render an opinion to us that, commencing with our taxable year ending December 31, 2010, we will be organized in conformity with the requirements for qualification as a REIT and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. This opinion will be based upon our representations as to the manner in which we will be owned, invest in assets, and operate, among other things. The validity of Goodwin Procter’s opinion and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Goodwin Procter. Accordingly, no assurances can be given that we will satisfy the REIT requirements in any one taxable year. Also, the opinion of Goodwin Procter will represent counsel’s legal judgment based on the law in effect as of the date of the commencement of this offering, is not binding on the Internal Revenue Service (the “IRS”) or any court and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the federal income tax laws, any of which could be applied retroactively. Goodwin Procter will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

Dividends payable by REITs generally do not qualify for reduced tax rates.

The maximum tax rate for dividends payable to individual U.S. stockholders (as defined in “Material U.S. Federal Income Tax Considerations” below) is currently 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. However, to the extent such dividends are attributable to certain dividends that we receive from a taxable REIT subsidiary, such dividends generally will be eligible for the reduced rates that apply to qualified dividend income. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the total voting power of the outstanding securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more taxable REIT subsidiaries, or TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

If we fail to invest a sufficient amount of the net offering proceeds of this offering and the concurrent private placement in real estate assets within one year from the receipt of the proceeds of this offering, we could jeopardize our REIT status.

Temporary investment of the net offering proceeds of this offering and the concurrent private placement in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset qualifications, but only during the one-year period beginning on the date we receive the net offering proceeds. If we are unable to invest a sufficient amount of the net proceeds of this offering and of the concurrent private placement in industrial properties and other qualifying real estate assets within such one-year period, we could fail to satisfy one of the gross income tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. See “Material U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT — Income Tests Applicable to REITs”. If we fail to satisfy such income test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT. See “Material U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT — Failure to Qualify as a REIT”.

Our relationship with any TRS will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. While we have no current intention to own any interest in a TRS, we may own any such interest in the future. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Any TRS of ours will pay federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of any TRS stock and securities owned by us will be significantly less than 25% of the value of our total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 25% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. No assurance, however, can be given that we will be able to comply with the 25% limitation on ownership of TRS stock and securities on an ongoing basis so as to maintain our REIT qualification or avoid application of the 100% excise tax imposed on certain non-arm’s-length transactions.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Risks Related to This Offering

Level of cash distributions, market interest rates and other factors may affect the value of our common stock.

The market value of the equity securities of a REIT is based upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flows for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock. In addition, the price of our common stock will be influenced by the dividend yield on the common stock relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, could cause the market price of our common stock to go down. The trading price of the shares of common stock will also depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	government action or regulation;

•	general economic conditions; and

•	our financial condition, performance and prospects.

The number of shares of our common stock available for future sale could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market or the perception that such sales might occur could adversely affect the market price of the shares of our common stock. The vesting of any restricted stock granted to certain directors, executive officers and other employees under the 2010 Equity Plan, the issuance of our common stock in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. Future sales of shares of our common stock may be dilutive to existing stockholders.

There has been no public market for our common stock prior to this offering.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common stock. The initial public offering price of our common stock has been determined by agreement between us and the underwriter, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations (as defined by NAREIT and discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus) or earnings;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred stock which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

After completion of this offering and the concurrent private placement, we plan to seek a revolving credit facility to finance acquisitions and for working capital requirements. We have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions and a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

We may change the distribution policy for our common stock in the future.

The decision to declare and pay distributions on our common stock in the future, as well as the timing, amount and composition of any such future distributions, will be at the sole discretion of our board of directors and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements or contractual prohibitions, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as our board of directors deems relevant. While the statements under “Distribution Policy” reflect the Company’s current intentions, the actual distribution payable will be determined by our board of directors based upon the circumstances at the time of declaration and the actual distribution payable may vary from such expected amounts. Any change in our distribution policy could have a material adverse effect on the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “project”, “result”, “should”, “will”, and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements.

These statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	the factors included in this prospectus, including those set forth under headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business”;

•	our lack of operating history;

•	our ability to identify and acquire industrial properties on terms favorable to us;

•	general volatility of the capital markets and the market price of our common stock;

•	adverse economic or real estate conditions or developments in the industrial real estate sector and/or in the markets in which we acquire properties;

•	our dependence on key personnel;

•	our ability to source off-market deal flow in the future;

•	availability of investment opportunities in the industrial real estate sector;

•	our reliance on third parties to property manage our industrial properties;

•	general economic conditions;

•	our dependence upon tenants;

•	our inability to comply with the laws, rules and regulations applicable to companies, and in particular, public companies;

•	our inability to manage our growth effectively;

•	defaults on or non-renewal of leases by tenants;

•	decreased rental rates or increased vacancy rates;

•	tenant bankruptcies;

•	increased interest rates and operating costs;

•	declining real estate valuations and impairment charges;

•	our expected leverage;

•	estimates related to our ability to make distributions to our stockholders;

•	our failure to obtain necessary outside financing;

•	future debt service obligations;

•	our failure to successfully hedge against interest rate increases;

•	our failure to successfully operate acquired properties and operations;

•	our failure to maintain our status as a REIT;

•	possible adverse changes to tax laws;

•	uninsured or underinsured losses relating to our properties;

•	environmental uncertainties and risks related to natural disasters;

•	financial market fluctuations; and

•	changes in real estate and zoning laws and increases in real property tax rates.

Market Data

Certain market and industry data used in this prospectus has been obtained from independent industry sources and publications and third party sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. These industry sources have not reviewed this prospectus and disclaim any and all liability with respect to this prospectus in the event any information, commentary, analysis, opinions, advice, recommendations or forecasts in such material prove to be inaccurate, incomplete or unreliable, or result in any investment or other losses. Any forecasts prepared by such sources are based on data (including third party data), models, and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $      million after deducting the underwriting discount and other estimated offering expenses. If the underwriter’s option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $      million.

Concurrently with the completion of this offering, we will sell an aggregate of           shares of our common stock (representing     % of the shares of common stock issued in this offering and the concurrent private placement, excluding shares of common stock that may be sold pursuant to the underwriter’s option to purchase additional shares in this offering) to certain of our executive officers in a private placement at the same price per share as in this offering but without payment of any underwriting discount. We estimate that we will receive net proceeds of approximately $      from the concurrent private placement.

We will invest the net proceeds of this offering and the concurrent private placement in industrial properties in accordance with our investment strategy described in this prospectus and for general business purposes. Prior to the full investment of the net offering proceeds in industrial properties, we intend to invest the net proceeds in interest-bearing short-term U.S. government and government agency securities, which are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in industrial properties. We will use approximately $      of the net proceeds to reimburse Terreno Capital Partners LLC for out-of-pocket expenses it incurred in connection with the formation of our company and this offering and $1,000 to repurchase the shares Mr. Baird and Mr. Coke acquired in connection with the formation and initial capitalization of our company.

CAPITALIZATION

The following table sets forth (1) our actual capitalization as of November 9, 2009, and (2) our pro forma capitalization as adjusted to give effect to (i) the sale of           shares of our common stock in this offering at an assumed initial public offering price of $      per share after deducting the underwriting discount and estimated organizational and offering expenses payable by us, (ii) the concurrent private placement of an aggregate of           shares of our common stock to certain of our executive officers at the same price per share as in this offering but without payment of any underwriting discount and (iii) the contribution of fixed assets by Terreno Capital Partners LLC. This table should be read in conjunction with the sections captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	As of November 9, 2009
	Actual	As Adjusted(1)
		(Unaudited)

Cash	$1,000

Stockholders’ equity:
Common stock, $0.01 par value per share; 100,000 shares authorized, 1,000 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted	10
Preferred stock, $0.01 par value per share; none authorized, none issued or outstanding, actual; shares authorized, issued or outstanding, as adjusted	—
Additional paid in capital	990
Retained earnings	—

Total stockholders’ equity	$1,000	$

(1)	Excludes (1) 1,000 shares of common stock that we sold to Mr. Baird and Mr. Coke in connection with our formation because we will repurchase those shares at their issue price shortly before the completion of this offering, (2) shares of restricted stock to be granted under the 2010 Equity Plan to our executive officers, independent directors and employees concurrently with the closing of this offering and (3) additional shares of common stock that the underwriter has the option to purchase.

DISTRIBUTION POLICY

We intend over time to make regular quarterly distributions to holders of shares of our common stock. However, until we invest a substantial portion of the net proceeds of this offering and the concurrent private placement in industrial properties, we expect our quarterly distributions will be nominal. Our ability to make distributions to our stockholders also will depend on our levels of retained cash flows, which we intend to use as a source of investment capital. In order to qualify for taxation as a REIT, we must distribute to our stockholders an amount at least equal to:

(i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

(ii) 90% of the excess of our after-tax net income, if any, from foreclosure property over the tax imposed on such income by the Code; less

(iii) the sum of certain items of non-cash income.

Generally, we expect to distribute 100% of our REIT taxable income so as to avoid the excise tax on undistributed REIT taxable income. However, we cannot assure you as to when we will begin to generate sufficient cash flows to make distributions to our stockholders or our ability to sustain those distributions.

See the section entitled “Material U.S. Federal Income Tax Considerations” below.

The timing and frequency of distributions will be authorized by our board of directors and declared by us based upon a variety of factors, including:

•	actual results of operations;

•	our level of retained cash flows;

•	the timing of the investment of the net proceeds of this offering and the concurrent private placement;

•	any debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in industrial properties, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors”, “Forward-Looking Statements”, “Our Business” and our audited balance sheet as of November 9, 2009 and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are an internally managed, newly organized Maryland corporation focused on acquiring industrial real estate located in six major coastal U.S. markets: Southern California; San Francisco Bay Area; Seattle; Northern New Jersey/New York City; Washington D.C./Baltimore; and South Florida. We intend to invest in several types of industrial real estate, including warehouse/distribution, flex (including light manufacturing and R&D) and trans-shipment. We will target functional buildings in infill locations that may be shared by multiple tenants and that cater to customer demand within the various submarkets in which we operate.

The founding members of our management team are Blake Baird, our chairman and chief executive officer, and Mike Coke, our president and chief financial officer. In 2007, Mr. Baird and Mr. Coke jointly founded Terreno Capital Partners LLC and subsequently assembled a team of real estate professionals that began actively analyzing and seeking industrial investment opportunities in our targeted markets. These senior executive officers have deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from their combined 17 years of experience at AMB. AMB is a leading global developer, owner and operator of industrial real estate. The management team’s expertise encompasses all aspects of industrial real estate acquisition, development, redevelopment, operations and finance. Together, Mr. Baird and Mr. Coke have over 40 years of commercial real estate industry experience.

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2010.

Liquidity and Capital Resources

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows, long-term debt and common and perpetual preferred stock to finance our growth. We intend to:

•	limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding perpetual preferred stock to less than 40% of our total enterprise value;

•	maintain a fixed charge coverage ratio in excess of 2.0x;

•	limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness once the net proceeds from this offering and the concurrent private placement are fully deployed; and

•	have staggered debt maturities that are aligned to our expected average lease term (5-10 years), positioning us to re-price parts of our capital structure as our rental rates change with market conditions.

We intend to preserve a flexible capital structure with a long-term goal to obtain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred stock. Prior to attaining an investment grade rating, we intend to primarily utilize non-recourse debt secured by individual properties or pools of properties with a targeted maximum loan-to-value of 60% at the time of financing.

After completion of this offering and the concurrent private placement, we plan to seek a revolving credit facility to finance acquisitions and for working capital requirements. We have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

Upon completion of this offering and the concurrent private placement of           shares of common stock to certain of our executive officers, we expect to have approximately $      million in cash available to acquire industrial properties in accordance with our investment strategy.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our anticipated credit facility. We believe that our net cash provided by operations will be adequate to fund operating requirements, pay interest on any borrowings and fund distributions in accordance with the REIT requirements of the federal income tax laws. In the near-term, we intend to fund future investments in properties with the net proceeds of this offering and the concurrent private placement. We expect to meet our long-term liquidity requirements, including with respect to other investments in industrial properties, property acquisitions and scheduled debt maturities, through the cash we will have available upon completion of this offering and the concurrent private placement and borrowings under our anticipated credit facility and periodic issuances of common stock, perpetual preferred stock, and long-term secured and unsecured debt. The success of our acquisition strategy may depend, in part, on our ability to obtain and borrow under our anticipated credit facility and to access additional capital through issuances of equity and debt securities.

Quantitative and Qualitative Disclosure About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business strategies, the primary market risk which we expect to be exposed to in the future is interest rate risk. We may be exposed to interest rate changes primarily as a result of debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We expect that some of our outstanding debt will have variable interest rates. We may use interest rate caps to manage our interest rate risks relating to our variable rate debt. We expect to replace variable rate debt on a regular basis with fixed rate, long-term debt to finance our assets and operations.

Critical Accounting Policies

Below is a discussion of the accounting policies that we believe will be critical once we commence operations. We consider these policies critical because they require estimates about matters that are inherently uncertain, involve various assumptions and require significant management judgment, and because they are important for understanding and evaluating our reported financial results. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Applying different estimates or assumptions may result in materially different amounts reported in our financial statements.

Property Acquisitions.  Upon acquisition of a property, we will estimate the fair value of acquired tangible assets (consisting of land, buildings and improvements) and intangible assets and liabilities (consisting of the above and below market leases and the origination value of all in-place leases). We will determine fair values using estimated cash flow projections and other valuation techniques and applying appropriate discount and capitalization rates based on available market information.

The fair value of the tangible assets is based on the value of the property as if it were vacant. The fair value of the above and below market leases is based on the present value of the difference between the contractual amounts to be received pursuant to the acquired leases and our estimate of the market lease rates measured over a period equal to the remaining noncancelable term of the leases. The capitalized values of above market leases (acquired above market leases) and below market leases (acquired lease obligations) are amortized to rent revenue over the noncancelable term of the respective leases. The origination value of in-place leases (acquired in-place leases) is based on costs to execute similar leases including commissions and other related costs. The origination value of in-place leases also includes real estate taxes, insurance and an estimate of lost rent revenue at market rates during the estimated time required to lease up the property from vacant to the occupancy level at the date of acquisition.

Carrying values for financial reporting purposes will be reviewed for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of a property may not be fully recoverable. When the carrying value of a property or land parcel is greater than its estimated fair value, based on the intended use and holding period, an impairment charge to earnings will be recognized for the excess over its estimated fair value less costs to sell. The intended use of an asset, either held for sale or held for the long term, can significantly impact how impairment is measured. If an asset is intended to be held for the long term, the impairment analysis will be based on a two-step test. The first test measures estimated expected future cash flows over the holding period, including a residual value (undiscounted and without interest charges), against the carrying value of the property. If the asset fails the test, then the asset carrying value will be measured against the lower of cost or the present value of expected cash flows over the expected hold period. An impairment charge to earnings will be recognized for the excess of the asset’s carrying value over the lower of cost or the present values of expected cash flows over the expected hold period. If an asset is intended to be sold, impairment will be determined using the estimated fair value less costs to sell. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions, among other things, regarding current and future economic and market conditions and the availability of capital. We will determine the estimated fair values based on our assumptions regarding rental rates, costs to complete, lease-up and holding periods, as well as sales prices or contribution values. When available, current market information will be used to determine capitalization and rental growth rates. When market information is not readily available, the inputs will be based on our understanding of market conditions and the experience of the management team. Actual results could differ significantly from our estimates. The discount rates used in the fair value estimates will represent a rate commensurate with the indicated holding period with a premium layered on for risk. In a few instances, current comparative sales values will be available and used to establish fair value.

Revenue Recognition.  We will record rental revenue from operating leases on a straight-line basis over the term of the leases and maintain an allowance for estimated losses that may result from the inability of our customers to make required payments. If customers fail to make contractual lease payments that are greater than our allowance for doubtful accounts, security deposits and letters of credit, then we may have to recognize additional doubtful account charges in future periods. We will monitor the liquidity and creditworthiness of our customers on an on-going basis by reviewing their financial condition periodically as appropriate. Each period we will review our outstanding accounts receivable, including straight-line rents, for doubtful accounts and provide allowances as needed. We will also record lease termination fees when a customer has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us. If a customer remains in the leased space following the execution of a definitive termination agreement, the applicable termination fees will be deferred and recognized over the term of such customer’s occupancy.

Income Taxes.  We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our taxable year ending December 31, 2010. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles, or U.S. GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

Share-Based Compensation.  We have adopted the 2010 Equity Plan, which provides for the grant of restricted stock awards, performance share awards, unrestricted shares or any combination of the foregoing. Equity-based compensation will be recognized as an expense in the financial statements and measured at the fair value of the award on the date of grant. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of the accounting guidance.

Recently Issued Accounting Standards

In June 2009, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140”, or SFAS 166. SFAS 166 amends various components of the guidance under SFAS 140 governing sale accounting, including the recognition of assets obtained and liabilities assumed as a result of a transfer, and considerations of effective control by a transferor over transferred assets. In addition, SFAS 166 removes the exemption for qualifying special purpose entities from the guidance of FASB Interpretation No. 46(R), as amended by SFAS 167, Amendments to FASB Interpretation FIN 46(R). SFAS 166 is effective January 1, 2010, with early adoption prohibited.

Results of Operations

As of the date of this prospectus, we have not commenced any operations and will not commence any operations until we have completed this offering and the concurrent private placement.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

Non-GAAP Financial Measures

We intend to use the following non-GAAP financial measure that we believe is useful to investors as a key measure of our operating performance: funds from operations, or FFO. FFO should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.

We intend to compute FFO in accordance with standards established by NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that presenting FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets.

OUR BUSINESS

Our Company

We are an internally managed, newly organized Maryland corporation focused on acquiring industrial real estate located in six major coastal U.S. markets: Southern California; San Francisco Bay Area; Seattle; Northern New Jersey/New York City; Washington D.C./Baltimore; and South Florida. We intend to invest in several types of industrial real estate, including warehouse/distribution, flex (including light manufacturing and R&D) and trans-shipment. We will target functional buildings in infill locations that may be shared by multiple tenants and that cater to customer demand within the various submarkets in which we operate.

The founding members of our management team are Blake Baird, our chairman and chief executive officer, and Mike Coke, our president and chief financial officer. In 2007, Mr. Baird and Mr. Coke jointly founded Terreno Capital Partners LLC and subsequently assembled a team of real estate professionals that began actively analyzing and seeking industrial investment opportunities in our targeted markets. These senior executive officers have deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from their combined 17 years of experience at AMB. AMB is a leading global developer, owner and operator of industrial real estate. The management team’s expertise encompasses all aspects of industrial real estate acquisition, development, redevelopment, operations and finance.

Upon completion of this offering and the concurrent private placement of           shares to certain of our executive officers, we expect to have approximately $      million in cash available to execute our business strategy.

Market Opportunities

Overview

We believe that the economic recession and corresponding credit crisis present an attractive environment to acquire industrial properties in infill coastal U.S. locations. The U.S. industrial property sector is experiencing significant stress from declining operating fundamentals and difficult credit conditions. Declining operating fundamentals are the result of industrial tenants reacting to weak macro economic trends including reduced consumer spending and declining trade flows. In addition, many property owners took advantage of abundant capital availability and placed excessive leverage on properties. The current reduction in credit availability and weak operating conditions make refinancing near-term debt maturities more difficult. Furthermore, ownership of industrial properties is highly fragmented. According to CBRE, there are approximately 13 billion industrial square feet in the United States, and the seven publicly traded industrial REITs in the FTSE NAREIT Equity Industrial Index currently account for less than 5% of that total based on public filings. The FTSE NAREIT Equity Industrial Index currently consists of ProLogis, AMB, EastGroup Properties, Inc., DCT Industrial Trust, Inc., First Potomac Realty Trust, First Industrial Realty Trust, Inc. and Monmouth Real Estate Investment Corporation. We believe that well-capitalized operators with no legacy issues (such as over-leveraged properties, significant vacancy and currently underproductive land and recently developed buildings) will have a competitive advantage in acquiring high quality industrial assets at attractive current returns and at a discount relative to both replacement cost and valuations from recent years. As illustrated in Chart 1, the Moody’s / REAL National — All Property Type Aggregate Index has fallen 40.6% as of August 2009 from its peak in October 2007.

Projected Improvement in Operating Fundamentals

Although operating fundamentals remain weak across U.S. real estate markets, and may weaken further, industrial operating fundamentals are expected to improve in the future. Significant industrial development activity, particularly from 2006-2008, followed by falling demand caused by the economic recession, has left large blocks of vacant space across many U.S. markets. Given the recent dramatic reduction in development activity in response to falling demand, we anticipate improvements in the availability rate and a rebound in rent growth when demand ultimately returns. According to CBRE, the industrial availability rate will peak at 15.5% in 2010, its highest level since at least 1990, with steady improvement thereafter through 2014. CBRE projects that industrial warehouse rents will fall through 2011 with growth projected in 2012-2014. Chart 2 illustrates historical and projected industrial availability rates, and Chart 3 illustrates the historical and projected industrial warehouse rent growth.

Historical Outperformance of Industrial Real Estate and Our Targeted Markets

According to NCREIF, industrial real estate has historically outperformed national real estate returns by over 30 basis points per year on average with lower volatility. In addition, over time our targeted markets have demonstrated superior operating fundamentals relative to all other U.S. industrial markets, including lower availability and higher rent growth. Chart 4 illustrates U.S. annual property returns (income and appreciation, on an unleveraged basis) in the industrial sector compared to all real estate asset classes. Chart 5 illustrates a comparison of historical and projected availability rates between our targeted markets and all other U.S. industrial markets tracked by CBRE.

(1)	All Property Types consist of Apartment, Hotel, Industrial, Office and Retail properties.

(1)	Targeted markets covered by CBRE Econometric Advisors consist of Baltimore, Edison, Fort Lauderdale, Los Angeles, Miami, New York, Newark, Oakland, Orange County, Riverside, San Francisco, San Jose, Seattle, and Washington D.C.

(2)	All other U.S. markets covered by CBRE Econometric Advisors consist of Akron, Albuquerque, Ann Arbor, Atlanta, Austin, Boston, Charlotte, Chicago, Cincinnati, Cleveland, Columbus, Dallas, Denver, Fort Worth, Gary, Hartford, Houston, Indianapolis, Jacksonville, Kansas City, Las Vegas, Long Island, Memphis, Minneapolis, Nashville, Orlando, Philadelphia, Phoenix, Pittsburgh, Portland, Raleigh, Sacramento, Salt Lake City, San Diego, St. Louis, Stamford, Tampa, Trenton, Tucson, Vallejo, Ventura, West Palm Beach and Wilmington.

Transaction Landscape Advantageous to Well-Capitalized Investors with No Legacy Issues

Low-cost and abundant debt led to a significant increase in transaction and development activity in industrial real estate between 2004 and 2007 with sales transactions more than doubling during the period and cap rates reaching their lowest level in at least two decades. The credit crisis and declining operating fundamentals that followed have resulted in a significant increase in troubled loans. The FDIC reports that as of June 30, 2009, the amount of loans and leases that were noncurrent (90 days or more past due or in nonaccrual status) among all FDIC-insured institutions increased for a 13th consecutive quarter and the average noncurrent rate on all loans reached a new 26-year record. The percentage of nonfarm nonresidential real estate loans that are noncurrent reached 2.9%, or $31.3 billion, while the percentage of construction and development real estate loans that are noncurrent reached 13.5%, or $72.1 billion. According to Trepp, as of October 31, 2009, the percentage of commercial mortgage-backed securities, or CMBS, loans included in Trepp’s database that are delinquent by 30 days or more is at 4.83%, the highest level recorded by Trepp since 1998, which represents $35.2 billion in outstanding loan balances. As lenders react to this environment, obtaining new loans or extending existing ones for property owners has become significantly more difficult. We believe this will lead to increases in foreclosure activities and distressed sales.

According to Real Capital Analytics, as of October 2009, the total market for distressed U.S. commercial real estate totaled 7,191 properties valued at approximately $141 billion with industrial properties representing $4.5 billion of that total. According to the National Association of Real Estate Investment Trusts, or NAREIT, as of September 2009, the seven publicly traded industrial equity REITs in the U.S. have an average debt ratio of 59.1%, with a range of 41.6% to 88.8%, which may cause these REITs to raise equity or sell assets.

While industrial cap rates (net operating income divided by sales price) troughed at 6.8% in 2007 according to Real Capital Analytics, recent transactions suggest a return to the long-term average of 8.0% to 9.0%. We believe well-capitalized investors without legacy issues will be able to take advantage of this environment. Chart 6 illustrates historical industrial cap rates (net operating income divided by sales price).

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive advantages:

•	Management Team with Deeply Specialized Industrial Expertise. Our management team is led by Blake Baird, our chairman and chief executive officer, and Mike Coke, our president and chief financial officer. These senior executive officers have deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from their combined 17 years of experience most recently as president and chief financial officer, respectively, at AMB. In 2007, Mr. Baird and Mr. Coke jointly founded Terreno Capital Partners LLC and subsequently assembled a team of real estate professionals that began actively analyzing and seeking industrial investment opportunities in our targeted markets. Together, Mr. Baird and Mr. Coke have over 40 years of commercial real estate industry experience.

•	Demonstrated Track Record. During their tenure at AMB, Mr. Baird and Mr. Coke helped transform AMB from an owner of shopping centers and industrial buildings with 64 million square feet of space in 30 U.S. markets into a leading global developer, owner and operator of industrial real estate with interests in over 1,000 buildings comprising 125 million square feet located in 12 countries across North America, Europe and Asia. During this period, AMB acquired approximately $4.6 billion of real estate assets. From January 20, 1999, the date that Mr. Baird joined AMB, to November 20, 2006, the date that both Mr. Baird and Mr. Coke announced their departure from AMB, the total return (stock price appreciation and dividends paid) to AMB stockholders was 313%, outperforming the 285% total return for the MSCI U.S. REIT Index over the same period.

•	Focused Investment Strategy with No Legacy Issues. We selected our target markets based upon Mr. Baird’s and Mr. Coke’s experiences investing and operating in over 50 global industrial markets and also in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, potential long term increases in carbon prices and other factors. As we do not currently own any assets, we are not restricted by the operational or liquidity issues that some of our private and public peers are presently facing. Upon completion of this offering and the concurrent private placement, we expect to have $ million in cash to invest and our management can focus on new investment opportunities.

•	Conservative Targeted Leverage with Growth Oriented Capital Structure. We expect to maintain financial flexibility and a conservative capital structure using retained cash flows, long-term debt and common and perpetual preferred stock to finance our growth. We intend to limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding preferred stock to less than 40% of our total enterprise value, maintain a fixed charge coverage ratio in excess of 2.0x and once the net proceeds from this offering and the concurrent private placement are fully deployed, limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness.

•	Highly Aligned Compensation Structure. We believe that executive compensation should be closely aligned with long term stockholder value creation. As a result, at the closing of this offering, all of Mr. Baird’s and Mr. Coke’s incentive compensation will be based solely on our total stockholder return exceeding certain rolling targets versus benchmarks. In addition, Mr. Baird and Mr. Coke will each receive shares of restricted stock upon completion of this offering that will vest ratably in annual installments over a three-year period. Mr. Baird and Mr. Coke also will purchase in the aggregate shares of our common stock in a private placement concurrently with this offering at the same price per share as in this offering but without the payment of any underwriting discount.

•	Commitment to Strong Corporate Governance. We are committed to strong corporate governance, as demonstrated by the following:

•	all members of our board of directors will serve annual terms;

•	we have adopted a majority voting standard in non-contested director elections;

•	we have permanently opted out of two Maryland anti-takeover provisions and, in the future, will not opt back in to these provisions without stockholder approval;

•	we designed our ownership limits solely to protect our status as a REIT and not for the purpose of serving as an anti-takeover device; and

•	we have no stockholder rights plan. In the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

Our Investment Strategy

We intend to invest in industrial properties located in six major coastal U.S. markets: Southern California; San Francisco Bay Area; Seattle; Northern New Jersey/New York City; Washington D.C./Baltimore; and South Florida. We intend to invest in several types of industrial real estate, including warehouse/distribution, flex (including light manufacturing and R&D) and trans-shipment. We will target functional buildings in infill locations that may be shared by multiple tenants and that cater to customer demand within the various submarkets in which we operate. We do not expect to invest outside of the United States.

We selected our target markets by drawing upon Mr. Baird’s and Mr. Coke’s experiences in investing and operating in over 50 global industrial markets and in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, potential long term increases in carbon prices and other factors. We believe that our target markets have attractive long term investment attributes. We will target assets with characteristics that include, but are not limited to, the following:

•	located in high population coastal markets;

•	close proximity to transportation infrastructure (such as sea ports, airports, highways and railways);

•	situated in supply-constrained sub-markets with barriers to new industrial development, as a result of physical and/or regulatory constraints;

•	functional and flexible layout that can be modified to accommodate single and multiple tenants;

•	acquisition price at a significant discount to the replacement cost of the property;

•	potential for enhanced return through re-tenanting or operational improvements; and

•	opportunity for higher and better use of the property over time.

We will utilize local third party property managers for day-to-day property management. We believe outsourcing property management is cost effective and provides us with operational flexibility to scale our investments within any chosen market. In addition, property management firms can be an important source of investment opportunities.

While not prohibited from doing so, we have no current intention to acquire industrial land or to pursue ground up development. However, we may pursue redevelopment opportunities of properties that we own.

We expect the significant majority of our investments will be equity interests. We will opportunistically target investments in debt secured by industrial real estate which would otherwise meet our investment criteria with the intention of ultimately acquiring the underlying real estate.

Our Investment Process

Sourcing and Initial Screening

Through their extensive industry experience, our management team has built a network of relationships from which to source investment opportunities in our targeted markets. All of these relationships are focused on the industrial asset class, and include owners, property managers, developers, leasing and investment sales brokers, financiers, lenders, institutional investors, lawyers and accountants. These broad connections are expected to help source not only marketed transactions, but also potential transactions outside of a competitive bid environment.

Once an investment opportunity is identified, we intend to analyze the location, functionality and basic investment returns. In particular, we intend to grade a given asset’s functionality by its specific access, bay depth, dock door locations and count, office percentage, clear height and site coverage ratio. The key criteria of this initial screening will be our prior experience within submarkets, replacement cost and the competitive landscape. If an asset meets our criteria, including our current risk adjusted return hurdle, we intend to proceed further into our investment process.

Underwriting and Analysis

Once identified as having potential, an opportunity will undergo both a bottom up and top down analysis. We intend to first focus on the property level, the submarket and finally the target market overall. The officer running the process will tour the asset, and meet with local market resources. The team will create a preliminary underwriting that analyzes the asset’s price per square foot, replacement cost, actual cap rate, market cap rate, stabilized cap rate and internal rate of return. In particular, we intend to focus on tenancy, rollover, market rents, expenses and taxes. The team will review the expected capital expenditures and their impact on cash flows. If we expect to use non-recourse secured debt, we will analyze the appropriate loan to value, debt service coverage ratio and current market terms to determine the optimal capital structure, both for the asset itself and our corporate balance sheet.

On the submarket and target market levels, our investment team (acquisition and asset management professionals) will consult with our local outside market resources to test and confirm our assumptions and the current market conditions. We expect to focus on current vacancy rates, rental growth, tenant demand and recent market sale and lease comparables. We also expect to review submarket and market employment drivers and demographic drivers and intend to closely monitor other local economic drivers including trade flows. We will also determine the local property management and leasing teams that will be engaged to represent the property in the market. Once we have completed our analysis, we will present an investment memorandum for approval by our investment committee or our board of directors, as applicable.

Approval by Our Investment Committee or Our Board of Directors

The acquisition officer in charge of a given transaction will complete an investment memorandum, outlining the investment hypothesis, including the asset’s return projections, compliance with our capital allocation targets, property comparable transactions, risks, market conditions and exit strategy. The acquisition officer will then submit the investment memorandum to our investment committee, which is currently composed of Mr. Baird and Mr. Coke, or to our board of directors, as applicable. Our board of directors has delegated to our investment committee the authority to approve any investment under $100 million. Our board of directors must approve any investments of $100 million or more. Approval by our investment committee requires a unanimous vote and may be given with conditions. After the investment team has given its initial approval, we will engage in due diligence and negotiate definitive documentation.

Due Diligence and Closing

We believe that we undertake a detailed approach to due diligence. We intend to engage legal counsel to review title, insurance and local regulatory compliance. As necessary, we will engage outside counsel to review complex leases. Third party consultants may be retained to provide a Phase I environmental report, physical/structural report, updated ALTA survey and any other applicable inspections as needed. As part of the physical report, our investment team will review its capital cost estimates versus the engineer’s projected capital needs. In addition, we intend to typically perform additional property inspections and tenant interviews. Once due diligence is complete, our investment team again presents the findings and final underwriting to our investment committee or our board of directors, as applicable.

Asset Management

We will make all operating and leasing decisions on our properties. We will utilize local third property managers for day-to-day property management. We believe outsourcing property management is cost effective and provides us with operational flexibility to scale our investments within any chosen market. We expect to structure all of our property management contracts to be cancellable on short notice to ensure performance. We intend to review our property performance quarterly and make changes to the asset management plan approved by our investment committee as conditions warrant. This review will generally include operational statistics, collections, market trends, significant lease rollovers, marketing strategy and capital improvements. In particular, the asset’s capital expenditures and insurance will be closely monitored in order to mitigate large risks across the portfolio. In rapidly changing leasing markets, these reviews may be more frequent. Property tours and walk-throughs will be regularly scheduled by the asset manager, including meetings with the local leasing team and other market resources.

Finally, on a regular basis we intend to review performance versus our underwriting in order to improve our overall performance and to assess the performance of our investment team.

Our Financing Strategy

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows, long-term debt and common and perpetual preferred stock to finance our growth. We intend to:

•	limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding perpetual preferred stock to less than 40% of our total enterprise value;

•	maintain a fixed charge coverage ratio in excess of 2.0x;

•	limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness once the net proceeds from this offering and the concurrent private placement are fully deployed; and

•	have staggered debt maturities that are aligned to our expected average lease term (5-10 years), positioning us to re-price parts of our capital structure as our rental rates change with market conditions.

We intend to preserve a flexible capital structure with a long-term goal to obtain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred stock. Prior to attaining an investment grade rating, we intend to primarily utilize non-recourse debt secured by individual properties or pools of properties with a targeted maximum loan-to-value of 60% at the time of financing.

After completion of this offering and the concurrent private placement, we plan to seek a revolving credit facility to finance acquisitions and for working capital requirements. We have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

Competition

We believe the current market for industrial real estate acquisitions to be competitive. We expect to compete for real property investments with pension funds and their advisors, bank and insurance company investment accounts, other public and private real estate investment companies, real estate limited partnerships, owner-users, individuals and other entities engaged in real estate investment activities, some of which have greater financial resources than we do. In addition, we believe the leasing of real estate to be highly competitive. We experience competition for customers from owners and managers of competing properties. As a result, we may have to provide free rental periods, incur charges for tenant improvements or offer other inducements, all of which may have an adverse impact on our results of operations.

Environmental Matters

The industrial properties that we acquire will be subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated, and therefore it is possible we could incur these costs even after we sell some of the properties we acquire. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow using the property as collateral or to sell the property. Under applicable environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos at one of our properties may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We generally expect to obtain “Phase I environmental site assessments”, or ESAs, on each property prior to acquiring it. However, these ESAs may not reveal all environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity and may not identify all potential environmental liabilities.

We will utilize local third party property managers for day-to-day property management and will rely on these third parties to operate our industrial properties in compliance with applicable federal, state and local environmental laws in their daily operation of the respective properties and to promptly notify us of any environmental contaminations or similar issues.

As a result, we may become subject to material environmental liabilities of which we are unaware. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities on us, or (2) the environmental condition of our industrial properties will not be affected by the condition of the properties in the vicinity of our industrial properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

MANAGEMENT

Our Directors and Executive Officers

Currently, our board of directors consists of two directors. Upon the completion of this offering, our board of directors will consist of           members, including our current two directors and           individuals each of whom will have consented to serve as a director upon completion of this offering. We expect our board of directors to determine that each of the           independent director nominees satisfies the listing standards for independence of the NYSE. Pursuant to our charter, our directors will be elected annually by our stockholders to serve until the next annual meeting or until their successors are duly elected and qualify. The first annual meeting of our stockholders after this offering will be held in 2011. Our officers serve at the discretion of our board of directors. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, or MGCL, nor more than 11.

Certain information regarding our directors, director nominees and executive officers is set forth below:

Name	Age	Position

W. Blake Baird	48	Chairman, chief executive officer and director
Michael A. Coke	41	President, chief financial officer and director Director nominees

Biographical Information

The following are biographical summaries of the experience of our directors and executive officers:

•	W. Blake Baird will serve as chairman of our board of directors and our chief executive officer. Mr. Baird was managing partner and co-founder of Terreno Capital Partners LLC, a private real estate investment firm, from September 2007 to . Mr. Baird served as president of AMB, a leading global developer, owner and operator of industrial real estate, from 2000 to December 2006. Mr. Baird also served as a director of AMB from 2001 to 2006 and chairman of its investment committee. Mr. Baird joined AMB as its chief investment officer in 1999. Prior to that, Mr. Baird was a managing director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird currently serves as a director of Alexander & Baldwin, Inc. (NYSE: ALEX), a Honolulu-headquartered ocean transportation, real estate and agribusiness company. Mr. Baird is a member of the Young Presidents’ Organization and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Baird holds a B.S. in Economics from the Wharton School (magna cum laude) and a B.A. in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. from New York University.

•	Michael A. Coke will serve as our president and chief financial officer and as a director. Mr. Coke was managing partner and co-founder of Terreno Capital Partners LLC, a private real estate investment management firm, from September 2007 to . From January 1999 to March 2007, Mr. Coke served as chief financial officer of AMB, a leading global developer, owner and operator of industrial real estate. While at AMB, Mr. Coke also served as executive vice president until May 2007, and was AMB’s chief accounting officer from 1998 until January 2007. Mr. Coke was a member of AMB’s investment committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. During his tenure at AMB, Mr. Coke was a three time recipient of Realty Stock Review’s Annual Outstanding CFO Award. From October 2005 to May 2007, Mr. Coke served as president and chief executive officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. Prior to AMB, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager. At Arthur Andersen, he primarily served public and private real estate companies, including several public real estate investment trusts, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke is a director and chairman of the audit committee of DuPont Fabros Technology, Inc. (NYSE: DFT), a leading owner, developer, operator and manager of wholesale data centers headquartered in Washington, D.C. Mr. Coke received a bachelor’s degree in business administration and accounting from California State University at Hayward. He is a former Certified Public Accountant.

Board of Directors and Committees

Upon completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and will adopt charters for each of these board committees. Under these charters, the composition of each of these committees will be required to comply with the listing standards and rules and regulations of the NYSE as amended or modified from time to time. Initially, each of these committees will have           directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code. Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

The audit committee will be composed of          ,           and          , each of whom will be an independent director and “financially literate” under the rules of the NYSE. In addition, our audit committee is required to have a designated “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission.           will chair our audit committee and has been determined by our board of directors to be an audit committee financial expert.

The audit committee assists the board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee will be composed of          ,           and          , each of whom will be an independent director.           will chair our compensation committee.

The principal functions of the compensation committee will be to:

•	evaluate the performance of and compensation paid by us to our chief executive officer and president;

•	administer our equity incentive plans; and

•	produce a report on executive compensation required to be included in our proxy statement for our annual meetings, including the “Compensation Discussion and Analysis” section.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be composed of          ,           and          , each of whom will be an independent director.           will chair our nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for the following:

•	advising the board of directors with respect to the organization, function and composition of the board of directors and its committees;

•	overseeing the annual self-evaluation of the board of directors and the board of director’s annual evaluation of management;

•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures; and

•	identifying and recommending to the board of directors potential director candidates for nomination.

Upon the completion of this offering, the nominating and governance committee will select a lead director from our independent directors. The lead director’s duties include chairing executive sessions of the independent directors, facilitating communications and resolving conflicts, if any, between the independent directors, other members of our board of directors and the management of our company, and consulting with and providing counsel to our chief executive officer as needed or requested. It is expected that the lead director will be rotated among our independent directors every two years.           is expected to serve as our initial lead director.

Director Compensation

We have approved and intend to implement a compensation program for our independent directors, including each of the independent director nominees, in the form of cash and equity awards.

We do not intend to pay our independent directors an annual retainer fee, except that we will pay the following fees, payable quarterly in cash:

•	our lead director will be paid an annual fee of $ ;

•	the chair of our audit committee will be paid an annual fee of $ ;

•	the chair of our compensation committee will be paid an annual fee of $ ; and

•	the chair of our nominating and corporate governance committee will be paid an annual fee of $ .

We will pay independent directors cash fees of $      for each board meeting attended, $      for each committee meeting attended, and $      for each telephonic meeting attended. In addition, we

will reimburse our directors for reasonable out-of-pocket expenses incurred in connection with performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at board and committee meetings. We will also reimburse our directors for approved director education programs. Furthermore, directors will not receive any perquisites or above-market nonqualified deferred compensation plan earnings.

Upon completion of this offering, each of our independent directors will receive $      payable in the form of restricted common stock. Vesting for the grants made at the completion of this offering will occur on the first anniversary of this offering, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control.

Following completion of this offering, in connection with each annual meeting of stockholders commencing in 2011, each of our independent directors will receive $      payable in the form of unrestricted common stock.

Dividends on unvested shares of restricted stock will be paid in cash.

Indemnification Agreements

We expect to enter into customary indemnification agreements with each of our executive officers and directors. We expect the form of indemnification agreement will provide that:

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of the director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our company to procure a judgment in our company’s favor by reason of the director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

•	provided, however, that we will have no obligation to indemnify the director or executive officer for any expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing indemnification; or

•	the court determines that the director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to the director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

Without limiting any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive officer’s status as a director, officer or employee of our company, and the director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify the director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

In addition, our bylaws obligate us, to the fullest extent permitted by the MGCL, to indemnify our directors and officers and to advance expenses to our directors and officers as discussed in “Material Provisions of Maryland Law and of Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability” included elsewhere in this prospectus.

These agreements and provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, which we refer to as the Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

COMPENSATION DISCUSSION AND ANALYSIS

We will pay base salaries and long-term incentive compensation and expect to make grants of awards under the 2010 Equity Plan to certain of our executive officers, effective upon the completion of this offering. Effective upon the completion of this offering, awards will be granted under the 2010 Equity Plan to recognize such individuals’ efforts on our behalf in connection with our formation and this offering and to provide a retention element to their compensation. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us.

Neither our board of directors nor the compensation committee of our board of directors has yet adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that such determinations will be made by our compensation committee in order to achieve the following objectives:

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	motivate our executives to manage our business to meet our near —, medium —, and long-term objectives; and reward them for meeting these objectives and for exceptional performance;

•	assist in attracting and retaining talented and well-qualified executives;

•	be competitive with other industrial real estate investment trusts; and

•	encourage executives to achieve meaningful levels of ownership of our stock.

We may retain a compensation consultant to review our policies and procedures with respect to executive compensation and assist our compensation committee in implementing and maintaining compensation plans.

Summary of Executive Officer Compensation

The following is a summary of the elements of and amounts expected to be paid under our compensation plans for fiscal year 2010. Because we were formed only recently, individual compensation information is not available for prior periods.

Annual Base Salary

We will pay our executives a base salary, which our compensation committee intends to review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executive and our executive’s performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance. We expect the initial annual base salaries of each of Mr. Baird and Mr. Coke to be $     .

Annual Cash Incentive Bonus

We are not currently planning to adopt an annual cash incentive bonus plan for our executives, although we reserve our right to do so in the future.

Long Term Incentive Compensation

To encourage our executives to work towards generating significant total stockholder returns, our executives will be eligible to participate in our long-term incentive compensation program, with rolling performance periods. The size of any long-term incentive compensation award earned will depend on the level of our total stockholder return over the performance period as compared to the returns of two different indices (           and          ). The target award is measured in dollars but will be payable in shares of our common stock after the end of each performance period. The first performance period will start on the closing of this offering and will end at the end of 2011. The second performance period will start on the closing of this offering and will end at the end of 2012. All other performance periods will run for three calendar years and will commence on January 1, 2011 and each anniversary thereof. This long-term incentive compensation program is more fully described in “— Narrative Discussion of IPO Grants” set forth below.

Equity-Based Incentive Compensation

An important element of our total executive compensation is our equity award program. We believe that our equity award program serves a number of important corporate objectives, most importantly the alignment of our executives’ interests with our stockholders’ interests. Our equity award program helps to ensure that each of our executives has a significant portion of his net worth tied to the performance of our stock. We plan to grant restricted stock with time-based vesting under our long-term equity incentive program. Our long-term equity incentive compensation is more fully described in “— Narrative Discussion of IPO Grants” set forth below.

2010 Equity Incentive Plan

The 2010 Equity Incentive Plan, or the 2010 Equity Plan, will be adopted by our board of directors and approved by our stockholders prior to the completion of this offering. The 2010 Equity Plan permits us to make grants of restricted stock awards, performance share awards, unrestricted shares, or any combination of the foregoing. The number of shares of common stock that may be issued under the 2010 Equity Plan (including those to be granted upon completion of this offering) is equal to     % of the aggregate number of shares of our common stock outstanding upon completion of this offering (not including any shares issuable upon the underwriter’s option to purchase additional shares) and the concurrent private placement. The 2010 Equity Plan does not provide for stock options, stock appreciation rights or dividend equivalent rights.

The number of shares reserved under the 2010 Equity Plan is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2010 Equity Plan also will be available for future awards.

No awards will be outstanding prior to completion of this offering. The initial grants described below will become effective upon the completion of this offering.

The 2010 Equity Plan is administered by our compensation committee. Our compensation committee may interpret the 2010 Equity Plan and may make all determinations necessary or desirable for the administration of the plan and has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Equity Plan. All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2010 Equity Plan.

Restricted stock may be granted under the 2010 Equity Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our compensation committee. Our compensation committee may impose whatever vesting conditions it determines to be appropriate, including attainment of performance goals. Shares of restricted stock that do not satisfy the vesting conditions are subject to our right of repurchase or forfeiture.

Performance share awards may also be granted under our equity incentive plan. Such an award entitles a participant to receive shares of our common stock at the end of a performance period, the number of which will be tied to attainment of pre-established performance goals. Dividends will not be paid on performance shares during the performance period.

Unrestricted shares may also be granted under the 2010 Equity Plan. These are shares of our common stock that have no vesting requirements and are not subject to any risk of forfeiture.

Unless the compensation committee provides otherwise, the 2010 Equity Plan does not generally allow for the transfer of awards, and only the participant may exercise an award during his or her lifetime.

The terms of the 2010 Equity Plan provide that we may amend, suspend or terminate the plan at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law or NYSE listing standards. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder’s consent. The 2010 Equity Plan will terminate on the tenth anniversary of the date on which stockholder approval is received.

If we experience a Corporate Transaction (as defined below), our compensation committee will have full authority to determine the effect, if any, on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an award. The effect of a Corporate Transaction may be specified in a participant’s award agreement or determined at a subsequent time, including, without limitation, the substitution of new awards, the termination or the adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. A “Corporate Transaction” under our 2010 Equity Plan means (1) a sale of substantially all of our assets to another person or entity; or (2) any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity (other than already existing shareholders or affiliates) owning 50% or more of the combined voting power of all classes of our shares of capital stock.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2010 Equity Plan.

Other Compensation

All of our executive officers are eligible to participate in our employee benefit plans, including medical and dental insurance and health and wellness plans. We also expect to adopt a 401(k) plan. These plans are generally available to all employees and do not discriminate in favor of executive officers. We do not provide any perquisites to our executives.

The following table sets forth the annual base salary and other compensation payable to our executive officers as of the completion of this offering. We expect to enter into severance agreements, which will become effective in connection with this offering. See “— Severance Agreements”.

Name and			Non-Equity
Principal		Stock	Incentive Plan	All Other
Position	Salary ($)	Awards ($)	Compensation ($)	Compensation ($)	Total ($)

W. Blake Baird Chairman and Chief Executive Officer	$	(1)	(2)
Michael A. Coke President and Chief Financial Officer	$	(3)	(2)

(1)	At the completion of this offering, Mr. Baird will receive shares of restricted stock with an initial value of $ , vesting ratably in annual installments over a three-year period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering. See “— Narrative Discussion of IPO Grants”. Amount represents the expected compensation expense associated with these awards that will be recorded in 2010. Dividends will be paid on the time-based shares of restricted stock when declared and paid on our common stock generally.

(2)	Mr. Baird and Mr. Coke will participate in the long-term incentive compensation program. The first payout, if earned, will be in early 2012. See “— Narrative Discussion of IPO Grants”.

(3)	At the completion of this offering, Mr. Coke will receive shares of restricted stock with an initial value of $ , vesting ratably in annual installments over a three-year period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering. See “— Narrative Discussion of IPO Grants”. Amount represents the expected compensation expense associated with these awards that will be recorded in 2010. Dividends will be paid in cash on the time-based shares of restricted stock when declared and paid on our common stock generally.

Introduction

Initially, we do not expect Mr. Baird and Mr. Coke or any executive officer to participate in our non-equity annual incentive plan. Instead, in addition to receiving shares of restricted stock which will vest ratably in annual installments over a three-year period commencing with the completion of this offering, Mr. Baird and Mr. Coke will participate in our long-term incentive compensation program. Under this program, the size of the award for each performance period will depend on our achievement of specified performance metrics during the performance period. There will be rolling three-year performance periods, although the first two performance periods will be shorter, with the first performance period running from the closing of this offering until December 31, 2011 and the second performance period running from the closing of this offering until December 31, 2012. The awards, if earned, are measured in dollars, but will be payable in shares of our common stock after the end of each performance period.

IPO Grants of Plan-Based Awards

				All Other Stock
		Estimated Future Payouts		Awards; Number of	Grant Date
		Under Non-Equity Incentive Plan Awards		Shares or Stock or	Fair Value of Share
Name	Grant Date	Target ($)	Maximum ($)	Units (#)	Awards

W. Blake Baird	(1)			(2)	(3)
	(4)
	(5)
Michael A. Coke	(1)			(2)	(3)
	(4)
	(5)

(1)	Each of the awards is expected to be issued upon completion of this offering.

(2)	Represents shares of common stock that will be issued upon completion of this offering, which will vest ratably in equal installments over a three-year period commencing on the first anniversary of this offering. See “— Narrative Discussion of IPO Grants”.

(3)	Represents the estimated grant date fair value of the common stock and the performance shares.

(4)	This represents the grant under our long-term incentive program for the performance period beginning on the closing of this offering and ending on December 31, 2011. The size of the actual award will depend on our achievement of specified performance metrics during the performance period. Actual awards, if earned, are measured in dollars but will be paid out in shares of our common stock in early 2012. See “— Narrative Discussion of IPO Grants”. No dividends will accrue or be paid on performance shares during the performance period.

(5)	This represents the grant under our long-term incentive program for the performance period beginning on the closing of this offering and ending on December 31, 2012. The size of the actual award will depend on our achievement of specified performance metrics during the performance period. Actual awards, if earned, are measured in dollars but will be paid out in shares of our common stock in early 2013. See “— Narrative Discussion of IPO Grants”. No dividends will accrue or be paid on performance shares during the performance period.

Narrative Discussion of IPO Grants

In addition to base salary, our named executive officers will be entitled to receive equity compensation. At the completion of this offering, each of Mr. Baird and Mr. Coke will receive a grant of restricted stock with an approximate value of $     , based on the assumed initial public offering price of $     per share. In addition, at the completion of this offering, we expect to grant restricted stock with an aggregate initial value of $      to other employees of our company. These grants will vest ratably in annual installments over a three-year period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering.

All time-based restricted stock will vest upon the death or disability of the executive officer, if the executive officer’s employment is terminated by us without cause, or if the executive officer resigns for a good reason.

Mr. Baird and Mr. Coke will also participate in our long-term incentive compensation program designed to provide additional motivation over a rolling performance period. The first performance measurement period will begin on the closing of this offering and end on December 31, 2011. The second performance measurement period will begin on the closing of this offering and end on December 31, 2012. All subsequent performance measurement periods will be for a three-year period beginning on January 1, 2011 and each anniversary thereof.

The amount that will be earned under our long-term incentive compensation program for any performance measurement period will be determined by our success in attaining or exceeding performance goals linked to each of two metrics during the performance measurement period:

•	50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of companies in the ; and

•	50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of companies in the .

The two main performance goals were established to focus our named executive officers on generating significant total stockholder returns over time. Our management believes that achievement of the “target” level of performance of the two main performance goals, i.e., exceeding the applicable indices, will require significant effort and substantial progress toward the goals of our strategic plan. At the target level for each performance goal, each participating executive will receive an award equal to           of his target award. Accordingly, if we achieve target level for both performance goals, each participating executive will receive an award equal to           of his target award for the performance period. If our performance is below the target level for either of the performance goals, then no payouts will be made with respect to such goal. To the extent that our performance exceeds the applicable index by at least 100 basis points per year, each participating executive will receive an award equal to           of his target award. Accordingly, if our performance exceeds both indices by at least 100 basis points per year, each participating executive will receive an award equal to           of his target award. In the event that our total stockholder return is negative for any performance period, even if we have outperformed the applicable indices, any incentive compensation earned for that performance period will be reduced by 50%. Once we have determined the dollar value of the award earned for any performance period, such amount will be converted to shares of our common stock based on the average closing price of our common stock for the last ten business days immediately preceding the day the shares are issued. In the case of Mr. Baird and Mr. Coke, the target award for the initial performance period is           during the performance period.

Severance Agreements

We intend to enter into severance agreements with Mr. Baird and Mr. Coke, which will become effective upon the consummation of this offering, and we may in the future enter into similar agreements with certain executive officers that we hire in the future, to provide benefits to each in the event his employment is terminated under certain circumstances.

Each of these executives will be entitled to receive benefits under the agreements if (1) we terminate the executive’s employment without cause, or (2) the executive resigns with good reason. Under these scenarios, each of the executives is entitled to receive a severance payment equal to one times current salary plus the dollar value of the target award under the long-term incentive compensation program. In addition, all time-based restricted stock will fully vest but all long-term incentive awards will be forfeited. The executive will also receive health insurance coverage for a period of 18 months. If such termination of employment occurs after a change in control, the severance payment will be doubled. No payments will be made to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Code for receipt of excess parachute payments.

In the event an executive’s employment is terminated on account of death or disability, all his time-based restricted stock will fully vest. Additionally, to compensate the executive for the loss of opportunity to earn his long-term incentive awards, we will also provide him (or his estate in the case of death) with a cash payment equal to his target award under the long-term incentive compensation program.

Section 162(m)

The SEC requires that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We believe that, because we intend to qualify as a REIT under the Code and pay distributions sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, our compensation committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

PRINCIPAL STOCKHOLDERS

Immediately prior to the completion of this offering, there will be 1,000 shares of common stock outstanding and two stockholders of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information regarding the beneficial ownership of our common stock immediately prior to and immediately following the consummation of this offering and the concurrent private placement by:

•	each person who is expected to be the beneficial owner of 5% or more of the outstanding shares of common stock immediately following the consummation of this offering and the concurrent private placement;

•	each director, director nominee and named executive officer; and

•	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Further, unless otherwise indicated, the address of each named person is c/o Terreno Realty Corporation, 16 Maiden Lane, Fifth Floor, San Francisco, California 94108.

	Immediately Prior to this Offering		Immediately After this Offering
	and the Concurrent Private		and the Concurrent Private
	Placement		Placement
	Number of Shares		Number of Shares
	Beneficially	Percent of All	Beneficially	Percent of
Name of Beneficial Owner	Owned(1)	Shares	Owned(1)	All Shares(2)

W. Blake Baird(3)(4)
Michael A. Coke(3)(5)
[Director nominees]
All directors, director nominees and executive officers as a group ( persons)

*	Represents less than 1% of the shares of common stock outstanding upon the closing of this offering and the concurrent private placement.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)	Assumes a total of shares of common stock are outstanding immediately after the closing of this offering and the concurrent private placement, including shares of restricted stock granted under the 2010 Equity Plan to our executive officers and independent directors concurrently with the closing of this offering. Does not include shares of common stock issuable upon exercise of the underwriter’s option to purchase additional shares.

(3)	Includes shares of common stock that will be issued to Terreno Capital Partners LLC in exchange for the contribution of fixed assets. Mr. Baird and Mr. Coke are the managing partners and co-founders of Terreno Capital Partners LLC and have shared voting and investment power of such shares. These shares may be distributed to each of Mr. Baird and Mr. Coke. See “Certain Relationships and Related Transactions — Contribution of Fixed Assets”.

(4)	Includes shares of restricted common stock to be granted to Mr. Baird at the completion of this offering, which vest ratably in annual installments over a three-year period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering.

(5)	Includes shares of restricted common stock to be granted to Mr. Coke at the completion of this offering, which vest ratably in annual installments over a three-year period commencing on the completion of this offering, with the first vesting to occur on the first anniversary of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Shares of Common Stock by Certain Executive Officers

Concurrently with the completion of this offering, Mr. Baird will acquire           shares of our common stock and Mr. Coke will acquire           shares of our common stock in a private placement at the same price per share as in this offering but without payment of any underwriting discount. The aggregate of           shares that Mr. Baird and Mr. Coke will acquire in the private placement represent     % of the shares of our common stock to be outstanding following this offering (excluding shares of common stock that may be sold pursuant to the underwriter’s option to acquire additional shares) and the concurrent private placement.

Severance Agreements

We intend to enter into severance agreements with each of Mr. Baird and Mr. Coke, which will become effective upon the completion of this offering, as described in “Compensation Discussion and Analysis — Severance Agreements”. These agreements will provide benefits to each of Mr. Baird and Mr. Coke in the event his employment is terminated under certain circumstances. We may enter into similar agreements with certain executive officers that we hire in the future.

IPO Grants and Performance Shares

At the completion of this offering, we will grant           shares of restricted stock to each of Mr. Baird and Mr. Coke, with such shares having an approximate value of $     , based on the assumed initial public offering price of $      per share. Also, we will grant performance share awards to each of Mr. Baird and Mr. Coke contingent on our achieving certain benchmarks as described in “Compensation Discussion and Analysis — IPO Grants of Plan-Based Awards”. In addition, at the completion of this offering, we expect to grant           shares of restricted stock to our employees, with such shares having an aggregate approximate value of $     , based on the assumed initial offering price of $      per share. The restricted stock granted at the completion of this offering will vest ratably in annual installments over a three-year period commencing on the first anniversary of the closing of this offering.

Contribution of Fixed Assets

Concurrently with the completion of this offering, Terreno Capital Partners LLC, of which Mr. Baird and Mr. Coke are managing partners and co-founders, will contribute its fixed assets to us at their net book value of approximately $240,000. In exchange for the contribution of these fixed assets, we will issue to Terreno Capital Partners LLC           shares of our common stock. These shares may be distributed to each of Mr. Baird and Mr. Coke.

Indemnification of Officers and Directors

Effective upon the completion of this offering, we will enter into an indemnification agreement with each of our executive officers and directors as described in “Management — Indemnification Agreements”.

Other Benefits to Related Parties and Related Party Transactions

We intend to use approximately $      of the net proceeds of this offering and the concurrent private placement to reimburse Terreno Capital Partners LLC for out-of-pocket expenses it incurred in connection with the formation of our company and this offering. We will also use $1,000 of the net proceeds of this offering and the concurrent private placement to repurchase the shares of our common stock that Mr. Baird and Mr. Coke acquired in connection with the formation and initial capitalization of our company. See “Use of Proceeds”.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without stockholder approval.

Investments in Real Estate or Interests in Real Estate

We intend to invest in industrial properties located in six major coastal U.S. markets: Southern California; San Francisco Bay Area; Seattle; Northern New Jersey/New York City; Washington D.C./Baltimore; and South Florida. We intend to invest in several types of industrial real estate, including warehouse/distribution, flex (including light manufacturing and R&D) and trans-shipment. We will target functional buildings in infill locations that may be shared by multiple tenants and that cater to customer demand within the various submarkets in which we operate. We do not expect to invest outside of the United States.

We selected our target markets by drawing upon Mr. Baird’s and Mr. Coke’s experiences in investing and operating in over 50 global industrial markets and in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, potential long term increases in carbon prices and other factors. We believe that our target markets have attractive long term investment attributes. We will target assets with characteristics that include, but are not limited to, the following:

•	located in high population coastal markets;

•	close proximity to transportation infrastructure (such as sea ports, airports, highways and railways);

•	situated in supply-constrained sub-markets with barriers to new industrial development, as a result of physical and/or regulatory constraints;

•	functional and flexible layout that can be modified to accommodate single and multiple tenants;

•	acquisition price at a significant discount to the replacement cost of the property;

•	potential for enhanced return through re-tenanting or operational improvements; and

•	opportunity for higher and better use of the property over time.

We will utilize local third party property managers for day-to-day property management. We believe outsourcing property management is cost effective and provides us with operational flexibility to scale our investments within any chosen market.

While not prohibited from doing so, we have no current intention to acquire industrial land or to pursue ground up development. However, we may pursue redevelopment opportunities of properties that we own.

We expect the significant majority of our investments will be equity interests. We will opportunistically target investments in debt secured by industrial real estate which would otherwise meet our investment criteria with the intention of ultimately acquiring the underlying real estate.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or property type.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. We do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

We will consider dispositions of properties that we may acquire in the future, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Our Financing Policy

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows, long-term debt and common and perpetual preferred stock to finance our growth.

We intend to limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding preferred shares to less than 40% of our total enterprise value, maintain a fixed charge coverage ratio in excess of 2.0x and, once the net proceeds from this offering and the concurrent private placement are fully deployed, limit the principal amount of our outstanding floating rate debt to less than 20% of our total consolidated indebtedness. However, our governing documents contain no limitations on the amount of debt that we may incur, and our board of directors may change our financing policy at any time without stockholder approval.

We intend to have staggered debt maturities that are aligned to our expected average lease term (5-10 years), positioning us to re-price parts of our capital structure as our rental rates change with market conditions. We intend to preserve a flexible capital structure with a long-term goal to obtain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred stock. Prior to attaining an investment grade rating, we intend to primarily utilize non-recourse debt secured by individual properties or pools of properties with a targeted maximum loan-to-value of 60% at the time of financing.

After completion of this offering and the concurrent private placement, we plan to seek a revolving credit facility to finance acquisitions. We have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further stockholder approval, to issue additional authorized shares of common and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue shares of common stock in connection with acquisitions.

Our board of directors may authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our shares of common stock or otherwise might be in their best interests. Additionally, shares of preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our shares of common stock.

We may, under certain circumstances, purchase shares of common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors or a committee thereof. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Conflict of Interest Policies

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. We have also adopted a code of business conduct and ethics that prohibits conflicts of interest between our employees, officers and directors and our company. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

We were organized as a Maryland corporation on November 6, 2009. We are not structured as an umbrella partnership REIT, or UPREIT. Currently, we have no subsidiaries. In the future, we will own our properties indirectly through subsidiaries and may utilize one or more taxable REIT subsidiaries as appropriate.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information”.

General

Our charter provides that we may issue up to           shares of common stock and           shares of preferred stock, both having par value $0.01 per share. Upon completion of this offering and the concurrent private placement,           shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may authorize the issuance of common or preferred stock, may establish the terms of any stock to be issued, and may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series. Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Subject to our charter restrictions on the transfer and ownership of our stock, distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our charter restrictions on the transfer and ownership of our stock. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. In an uncontested election, directors are elected by a majority of the votes cast in the election of directors, and there is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to the issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock and the terms of any outstanding class or series of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or that stockholders may believe is in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no individual may actually or constructively own more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% of the outstanding shares of our common stock. Our charter further prohibits any person or entity from owning more than 9.8% of such stock if such ownership could result in any of our rental income failing to qualify as such for REIT testing purposes under the “related party tenant” provisions of the Code. We refer to these restrictions as the “ownership limit” and we sometimes refer to the related-party tenant restriction separately as the “related party tenant limit”. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our stock.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of our outstanding stock or less than 9.8% of the value or number of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value of our outstanding stock or 9.8% of the value or number of our outstanding common stock and thereby subject such stock to the applicable ownership limit.

Upon request, our board of directors will waive the related party tenant limit with respect to a particular stockholder unless it determines in its sole judgment that such stockholder’s increased ownership could result in any of our rental income to fail to qualify as such for REIT testing purposes as a result of the “related party tenant” rules that apply to REITs. As a condition of such waiver, our board of directors may require representations and undertakings from the stockholder and/or an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to preserving our REIT status.

Our charter provisions further prohibit:

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from owning shares of our stock if such ownership would result in our failing to qualify as a REIT for federal income tax purposes.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the excess shares will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

Shares of our stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee or owner for the shares or, if the purported record transferee or owner did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the cause of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information”.

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Board of Directors; Vacancies; Removals

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL, which is one, nor more than 11. Because our board of directors has the power to amend our bylaws, it could modify the bylaws to change that range. Subject to the rights, if any, of holders of any class or series of preferred stock, our board of directors may fill any vacancy (including a vacancy caused by removal). Our bylaws also provide that in an uncontested election directors are elected by a majority of the votes cast in the election of directors to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified. Under our bylaws, any director who fails to be elected by a majority vote shall tender his or her resignation to our board of directors, subject to acceptance. Our nominating and corporate governance committee will make a recommendation to our board of directors on whether to accept or reject the resignation, or whether other action should be taken. Our board of directors will then act on our nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in our board’s decision.

Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the authority of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees.

Our charter empowers our stockholders to fill vacancies in our board of directors that are caused by the removal of a director. Our board of directors may also fill vacancies that are caused by the removal of a director subject to stockholder approval at the next annual meeting of stockholders or a special meeting of stockholders.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting unless the charter provides for a lesser percentage (which our charter currently does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by our bylaws. With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) provided that the special meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the special meeting, and who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions and provided the information required by our bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than 50% of all the votes entitled to be cast on such matter at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a share exchange, unless recommended by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws may be amended by our board of directors or by a vote of a majority of the shares of our common stock entitled to vote on the amendment, except with respect to the following bylaw provisions, each of which requires the approval of a majority of the shares of common stock entitled to vote on the amendment:

•	provisions opting out of the control share acquisition statute;

•	provisions confirming that our board or directors has determined by irrevocable resolution that we will not be governed by the business combination provision of the MGCL; and

•	provisions governing amendments of our bylaws.

No Stockholder Rights Plan

We have no stockholder rights plan. In the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights. This is in addition to Maryland law provisions that generally eliminate appraisal rights for exchange-listed securities.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation), or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

Any such business combination entered into after the five-year prohibition must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has determined by irrevocable resolution that we will not be governed by the business combination provisions of the MGCL. The irrevocable resolution by our board of directors may only be changed by the approval of a majority of the outstanding shares of common stock entitled to vote.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

We have elected in our bylaws not to be governed by the control share acquisition statute of the MGCL and cannot at a future date determine to be governed by these provisions without the approval of a majority of the outstanding shares of our common stock entitled to vote.

Certain Elective Provisions of Maryland Law

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders. We have not elected to be governed by these specific provisions. However, at the completion of this offering we will have more than three independent directors, so our board of directors could elect to provide for any of the following provisions.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•	the fact of the common directorship or interest is disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to us.

We will adopt a policy which requires that all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent that Maryland law in effect from time to time permits, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We intend to enter into an indemnification agreement with each of our executive officers and directors as described in “Management — Indemnification Agreements”.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the NYSE is expected to commence immediately following the completion of this offering. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Upon completion of this offering and the concurrent private placement, we will have outstanding an aggregate of approximately           shares of our common stock. The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates”, as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock issued in the concurrent private placement and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common stock from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Grants under the 2010 Equity Incentive Plan

Following completion of this offering, we intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock issuable under the 2010 Equity Plan. Shares of our common stock covered by this registration statement, including any shares of restricted stock, shares underlying performance awards or unrestricted shares, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements

We and each of our officers, directors, and holders of substantially all of the our common stock have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the underwriter. This agreement does not apply to the 2010 Equity Plan. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain United States federal income tax considerations associated with an investment in our common shares that may be relevant to you as a stockholder. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service, or the IRS, and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective holder of common stock in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of stock options or otherwise as compensation, holders whose shares are acquired tax-exempt organizations except as provided below, financial institutions or broker-dealers, a regulated investment company, a person who holds 10% or more (by vote or value) of our stock, traders in securities that elect to use a mark-to-market method of accounting for their security holdings, persons liable for the alternative minimum tax, persons that hold securities as part of a straddle or a hedging or conversion transaction, a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar, foreign corporations or persons who are not citizens or residents of the United States except as provided below, or others who are subject to special treatment under the Code. The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

This discussion is not intended to be, and should not be construed as, tax advice. We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

We intend to elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2010. A REIT generally is not subject to United States federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. In addition, Goodwin Procter LLP has acted as our tax counsel in connection with this offering and is expected to render to us an opinion to the effect that, commencing with our taxable year ending December 31, 2010, we will be organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers and our factual representations set forth in this registration statement. Goodwin Procter LLP will have no obligation to update its opinion subsequent to its date. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code discussed below, including through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership and the various other REIT qualification requirements imposed under the Code, the results of which will not be monitored by Goodwin Procter LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Taxation as a REIT

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income”. REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid.

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the asset tests (other than a failure by a de minimis amount of the 5% or 10% asset tests) and we qualify for and satisfy certain cure provisions, then we will have to pay an excise tax equal to the greater of (1) $50,000 and (2) an amount determined by multiplying (x) the net income generated during a specified period by the assets that caused the failure by (y) the highest federal income tax rate applicable to corporations.

•	If we fail to satisfy any REIT requirements other than the income test or asset test requirements and we qualify for a reasonable cause exception, then we may retain our REIT qualification, but we will have to pay a penalty equal to $50,000 for each such failure.

•	We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

•	We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•	If we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year recognition period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period.

•	Income earned by our taxable REIT subsidiaries will be subject to tax at regular corporate rates.

•	We may be required to pay penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders.

Requirements for Qualification as a REIT

We intend to elect to be taxable as a REIT for federal income tax purposes for our taxable year ending December 31, 2010 and do not intend to revoke such election for any subsequent taxable years. In order to qualify as a REIT, we must meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Code to include specified entities;

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year.

Qualified REIT Subsidiaries and Disregarded Entities.  We intend to hold our assets through a limited liability company, which is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we own a corporate subsidiary that is a “qualified REIT subsidiary”, or if we own 100% of the membership interests in a limited liability company or other unincorporated entity that does not elect to be treated as a corporation for federal income tax purposes, the separate existence of that subsidiary, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for federal income tax purposes generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary or disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of its owner. Thus, in applying the requirements in this section, our qualified REIT subsidiaries and disregarded entities will be ignored and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as ours. Neither a qualified REIT subsidiary nor a disregarded entity will be subject to federal corporate income taxation, although such entities may be subject to state and local taxation in some states.

Ownership of Partnership Interests by a REIT.  A REIT that is a partner in a partnership (or a member in a limited liability company or other entity that is treated as a partnership for federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets and items of income of any entity taxable as a partnership for federal income tax purposes in which we hold an interest will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which we own an interest include such entity’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

Taxable REIT Subsidiaries.  A “taxable REIT subsidiary” of a REIT is a corporation in which the REIT directly or indirectly owns stock and that elects, together with the REIT, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation (other than a REIT), that subsidiary will also be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary also can recognize income that would be subject to the 100% prohibited transaction tax, or income that would be nonqualifying income under the gross income tests, if earned by a REIT. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Income Tests Applicable to REITs.  To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property” (which includes certain of our expenses that are paid or reimbursed by tenants), gains on the disposition of real estate assets, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from temporary investments of new capital in stock or debt securities during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents received by us will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only a de minimis amount of services, unless those services are “customarily furnished or rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant”. Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income”. Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless such property has been held by us for at least two years and certain other requirements are satisfied or the gain is realized in a taxable REIT subsidiary. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We generally intend to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties, consistent with our investment objectives. We cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our common shares or certain long-term debt obligations in stock and debt obligations, but only during the one-year period beginning on the date we receive the new capital. If we are unable to invest sufficient amount of the net proceeds of this offering and of the concurrent private placement in real estate assets, as detailed below, within such one-year period, we could fail the 75% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and, following our identification of such failure for any taxable year, we file a schedule describing each item of our gross income described in the gross income tests in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “— Taxation as a REIT”, even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs.  At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include, for this purpose, stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or publicly offered long-term debt;

(2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3) except for investments in qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in REITs or other securities that qualify as “real estate assets” for purposes of the test described in clause (1), the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of the total voting power of any one issuer’s outstanding securities; and we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

(4) not more than 25% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

As provided above, stock or debt securities attributable to the temporary investment of new capital that we raise through the issuance of our common shares or certain long-term debt obligations constitute good assets for purposes of the 75% asset test, but only during the one-year period beginning on the date we receive the new capital. We intend to invest the net proceeds of this offering and the concurrent private placement in interest-bearing short-term U.S. government and government agency securities. If we are unable to invest sufficient amount of the net proceeds of this offering and of the concurrent private placement in real estate assets, we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy any of the asset tests (other than the 10% voting limitation) at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy any such asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

Moreover, if we fail to satisfy any of the asset tests at the end of a calendar quarter during a taxable year and such failure is not cured within 30 days as described above, we will not lose our REIT status if one of the following additional exceptions applies: (A) the failure is due to a violation of the 5% or 10% asset tests and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million) and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred; or (B) the failure is due to a violation of any of the asset tests (other than a “de minimis” violations of the 5% or 10% asset tests) and all of the following requirements are satisfied: (i) the failure is due to reasonable cause and not willful neglect, (ii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred, and (iv) we pay an excise tax equal to the greater of (x) $50,000 and (y) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

Foreclosure Property.  Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions.  We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% income tests if such hedging transaction is entered into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Annual Distribution Requirements Applicable to REITs.  To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury Regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “— Taxation as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that we, from time to time, may choose to retain cash to fund capital projects or future operations or may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, in part due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In such event, we may find it necessary to arrange for borrowings or pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends”. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends.

We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute (and are not deemed to have distributed, as described below) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these retained amounts at regular corporate tax rates.

In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any such retained amounts would be treated as having been distributed.

Record-Keeping Requirements.  We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT.  If we fail to satisfy any REIT requirements (other than the income test or asset test requirements, with respect to which specific cure provisions apply), we generally will be eligible for relief from REIT disqualification if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

If we fail to qualify for taxation as a REIT in any taxable year and a relief provision does not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. Subject to limitations of the Code, corporate stockholders may be eligible for the dividends-received deduction and non-corporate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains under the provisions of Section 1(h)(11) of the Code, for taxable years beginning before January 1, 2011. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. Stockholders

When we refer to a U.S. stockholder, we mean a beneficial owner of a share of our common stock that is, for United States federal income tax purposes:

(1) a citizen or resident, as defined in Code Section 7701(b), of the United States;

(2) a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3) an estate the income of which is subject to federal income taxation regardless of its source; or

(4) a trust that is subject to the primary supervision of a United States court and the control of one or more United States persons or that has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person under the Code.

Generally, in the case of a partnership (or other entity treated as such for federal income tax purposes) that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds our common stock, that is not a U.S. stockholder.

Distributions by Us.  So long as we qualify as a REIT, distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as dividend income and will not be eligible for the dividends received deduction generally available for corporations and generally will not be eligible for treatment as qualified dividend income by non-corporate stockholders except with respect to the portion of any distribution (a) that represents income from dividends we receive from a TRS or a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), or (b) that is equal to the sum of our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which we must adopt the basis of the asset in the hands of the C corporation for such previous taxable year and less any taxes imposed on us for such previous taxable year. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares, but not below zero. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. stockholder’s adjusted basis in its shares will be treated as gain from the sale or exchange of such shares taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared. This discussion applies equally to distributions payable in cash and taxable stock distributions.

We may elect to designate distributions of our net capital gain as “capital gain dividends”. Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to how long the U.S. stockholder has held its shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as “undistributed capital gain”. We will be subject to tax at regular corporate rates on any undistributed capital gains.

A U.S. stockholder:

(1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2) will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gains.

A U.S. stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gains as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15% (for taxable years beginning before January 1, 2011); or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate in excess of 25%.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares of our common stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from our company generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of shares of our common stock as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their own income tax returns any net operating losses or capital losses of our company. Our operating or capital losses would be carried over for potential offset against our future income, subject to applicable limitations.

Sales of Shares.  Upon any taxable sale or other disposition of shares, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2) the holder’s adjusted basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the shares (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain”. Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.

Taxation of Tax-Exempt Stockholders

Except as provided below, if a tax-exempt stockholder has not held its common stock as “debt financed property” within the meaning of the Code, the dividend income from our company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, gain from the sale of shares will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Code or is a dealer with respect to our shares.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI; however, an organization exempt under Section 501(c)(9), (c)(17) or (c)(20) of the Code may reduce UBTI if it properly sets aside or reserves such amounts for certain purposes specified in the Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

In addition, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the pension-held REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts”.

A REIT is a pension-held REIT if the following conditions apply:

(1) it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by a pension trust will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2) either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any pension-held REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where such percentage is less than 5% for any taxable year.

The rules described above under the heading “Taxation of U.S. Stockholders — Distributions by Us” concerning the inclusion of our designated undistributed capital gain in the income of our stockholders will apply to tax-exempt stockholders. Thus, tax-exempt stockholders will be allowed a credit or refund of the tax deemed paid by them in respect of the includible gain.

U.S. Taxation of Non-U.S. Stockholders

Distributions by Us.  Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business or are attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a U.S. trade or business or are attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty, will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as such dividends are taxable to U.S. stockholders, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to obtain a reduced rate of withholding under an applicable income tax treaty or to be exempt from withholding under the effectively connected income exemption. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current and accumulated earnings and profits that exceed the non-U.S. stockholder’s basis in its common stock will be taxable to a non-U.S. stockholder as gain from the sale of common stock, which is discussed below. Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder’s adjusted basis in its common stock, but not below zero, and will not be subject to federal income tax, but will be subject to U.S. withholding tax as described below.

We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

(1) a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2) the non-U.S. stockholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with such non-U.S. stockholder’s trade or business within the U.S.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to federal income taxation unless:

(1) the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business or are attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA”, subject to the exception discussed below for 5% or smaller holders of regularly traded classes of stock, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to the 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

We will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, including any distributions that could have been designated as capital gain dividends. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s federal income tax liability. A non-U.S. stockholder who receives distributions attributable to gain from a sale or exchange by us of U.S. real property interests will be required to file a federal income tax return for the taxable year.

A non-U.S. stockholder that owns, actually or constructively, no more than 5% of our common stock at all times during the one-year period ending on the date of the distribution will not be subject to the 35% FIRPTA withholding tax with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, if our common stock is regularly traded on an established securities market. Instead, any distributions made to such non-U.S. stockholder will be subject to the general withholding rules discussed above which generally impose a withholding tax equal to 30% of the gross amount of each dividend distribution (unless reduced by treaty). We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering.

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, non-U.S. stockholders would be able to offset as a credit against their federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual federal income tax liability.

Sale of Common Stock.  Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally would not be subject to U.S. taxation unless:

(1) the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain;

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3) our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders. We cannot guarantee that we will be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder (1) disposes of an interest in our stock during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) directly or indirectly acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock within 30 days before or after such ex-dividend date. This rule does not apply if the exception for distributions to 5% or smaller holders of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. stockholder sells its common stock, our stock sold by such stockholder would not be considered a U.S. real property interest if:

(1) the class or series of stock sold is considered regularly traded under applicable Treasury Regulations on an established securities market; and

(2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the shorter of the five-year period ending on the date of the sale or exchange or the taxpayer’s holding period with respect to such stock.

We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders.  In general, information reporting requirements will apply to distributions on our common stock and payments of the proceeds of the sale of our common stock to some stockholders, unless an exception applies. Further, the payee will be subject to backup withholding on any payments if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

(2) the IRS notifies the payor that the TIN furnished by the payee is incorrect;

(3) There has been a notified payee under-reporting with respect to interest, dividends, or original issue discount described in Section 3406(c) of the Code; or

(4) the payee fails to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations and tax exempt organizations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Stockholders.  Generally, information reporting will apply to payments of distributions on our common stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder’s foreign status and has no actual knowledge to the contrary. Any amount withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against such stockholder’s U.S. federal income tax liability (which might entitle such stockholder to a refund), provided that the required information is furnished to the IRS.

Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of the these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences

Our company and its stockholders may be subject to state and local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of our company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities. To the extent that we and any of our subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to stockholders.

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment our common stock.

ERISA CONSIDERATIONS

The advice set forth below was not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer. The advice was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based upon the taxpayer’s particular circumstances from an independent tax advisor. The foregoing language is intended to satisfy the requirements under the regulations in Section 10.35 of Circular 230.

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans (as defined in Section 3(3) of ERISA) subject to the provisions of Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification. In addition, ERISA requires the fiduciary of an ERISA Plan to maintain the indicia of ownership of the ERISA Plan’s assets within the jurisdiction of the United States district courts. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors”, the nature of our business, the length of our operating history and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of our common stock.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing our common stock.

The Plan Assets Regulation

The United States Department of Labor has issued a regulation, 29 CFR Section 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA, and Section 4975 of the Code. Under the Plan Assets Regulation, if a Plan invests in an “equity interest” of an entity (which is defined as an interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features) that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the Plan’s assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” hold less than 25% of the equity interests in the entity. Our common stock would constitute an “equity interest” for purposes of the Plan Assets Regulation.

Publicly Offered Security

Under the Plan Assets Regulation, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Plan Assets Regulation, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule.

First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Plan Assets Regulation, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

The 25% Limit

Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to

Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded, no assurance can be given that the 25% Limit will not be exceeded at all times.

Operating Companies

Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”). An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partners) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments”, and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights. We have not endeavored to determine whether we will satisfy the REOC or VCOC exceptions.

Our Status Under ERISA

We believe, on the basis of the Plan Assets Regulation, that our assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.

If for any reason our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, we, in our sole discretion, may void or undo any such prohibited transaction. In addition, if our assets are deemed to be “plan assets,” our management may be considered to be fiduciaries under ERISA.

A fiduciary of an ERISA plan or other plan that proposes to cause such entity to purchase our common stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of ERISA.

The sale of our common stock to a Plan is in no respect a representation by us or any other person associated with the offering of our common stock that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

The company and Goldman, Sachs & Co., or the underwriter, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase all of the           shares offered hereby.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriter sells more shares than the total number set forth above, the underwriter has an option to buy up to an additional           shares from the company. The underwriter may exercise that option for 30 days.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase           additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The company and its officers, directors, and holders of substantially all of the company’s common stock have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the underwriter. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the underwriter. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application will be made to list the common stock on the NYSE under the symbol “          ”. In order to meet one of the requirements for listing the common stock on the NYSE, the underwriter has undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares from the company in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriter does not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     .

The company has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its respective affiliates may, from time to time, perform various financial advisory and investment banking services for the company, for which they will receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters, including the validity of common stock offered hereby and our qualification as a real estate investment trust, will be passed upon for us by Goodwin Procter LLP. The validity of the common stock offered hereby will be passed upon for the underwriter by Sullivan & Cromwell LLP, Los Angeles, California. Sullivan & Cromwell LLP will rely on Goodwin Procter LLP as to matters of Maryland law.

EXPERTS

The balance sheet included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E. Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Terreno Realty Corporation
San Francisco, California

We have audited the accompanying balance sheet of Terreno Realty Corporation (the “Company”) as of November 9, 2009. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Terreno Realty Corporation as of November 9, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

San Francisco, California
November 9, 2009

Terreno Realty Corporation

Balance Sheet

November 9, 2009

Assets
Cash	$1,000

Total Assets	$1,000

Liabilities & Stockholders’ Equity
Liabilities	—
Stockholders’ Equity
Common shares ($0.01 par value, 100,000 shares authorized, 1,000 shares issued and outstanding)	$10
Additional Paid in Capital	990
Retained Earnings	—

Total Stockholders’ Equity	$1,000

Total Liabilities & Stockholders’ Equity	$1,000

See accompanying notes to financial statement.

Terreno Realty Corporation

Notes to Financial Statement
November 9, 2009

Note 1.	Organization

Terreno Realty Corporation (“Terreno”) is a newly organized Maryland corporation focused on acquiring industrial real estate located in six major coastal U.S. markets: Southern California; San Francisco Bay Area; Seattle; Northern New Jersey/New York City; Washington D.C./Baltimore; and South Florida.

Terreno has no assets other than cash and has not commenced operations. Terreno has not entered into any contracts to acquire industrial properties or other assets.

Terreno plans to conduct an initial public offering of shares of its common stock, which it expects to complete during the first quarter of 2010.

Note 2.	Significant Accounting Policies

Basis of Presentation.  The balance sheet includes all of the accounts of Terreno as of November 9, 2009, presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

Use of Estimates.  The preparation of the balance sheet in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting Commissions and Offering Costs.  Underwriting commissions and offering costs to be incurred in connection with Terreno’s common stock offering will be reflected as a reduction of additional paid in capital. Such costs are contingent on the offering being completed.

Organization Costs.  Costs incurred to organize Terreno will be expensed as incurred.

Cash.  Cash is comprised of cash held in a major banking institution.

Subsequent Events.  Terreno has evaluated subsequent events through November 9, 2009, the date the balance sheet was issued.

           Shares

Terreno Realty Corporation

Common Stock

PROSPECTUS

Goldman, Sachs & Co.

Through and including          , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC Registration Fee		$22,320
NYSE Listing Fee			*
FINRA Fee		46,500
Printing and Engraving Expenses			*
Legal Fees (other than Blue Sky Expenses)			*
Blue Sky Expenses			*
Accounting Fees and Expenses			*
Transfer Tax and Title Insurances			*
Consulting Fees and Expenses			*
Other Fees and Expenses			*

Total	$		*

*	To be completed by amendment.

Item 32.	Sales to Special Parties.

See Item 33.

Item 33.	Recent Sales of Unregistered Securities.

We have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

On November 6, 2009, we issued 500 shares of common stock to each of Mr. Baird and Mr. Coke in connection with the formation and initial capitalization of our company for an aggregate purchase price of $1,000. The shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act. We will use $1,000 of the net proceeds of this offering to repurchase the shares from Mr. Baird and Mr. Coke.

Item 34.	Indemnification of Directors and Officers.

Our charter contains a provision permitted under the Maryland General Corporation Law that eliminates each director’s and officer’s personal liability to us or our stockholders for monetary damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, to the maximum extent permitted under the Maryland General Corporation Law, our charter authorizes us to obligate our company and our bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriter, and the underwriter is indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting”.

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the net proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index of the financial statement that are being filed as part of this registration statement.

(b) Exhibits.  The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement
3	.1*	Form of Amended and Restated Articles of Incorporation of Registrant
3	.2*	Form of Amended and Restated Bylaws of Registrant
5	.1*	Opinion of Goodwin Procter LLP regarding the validity of the securities being registered
8	.1*	Opinion of Goodwin Procter LLP regarding certain tax matters
10	.1*	Severance Agreement between Registrant and W. Blake Baird
10	.2*	Severance Agreement between Registrant and Michael A. Coke
10	.3*	Form of 2010 Equity Incentive Plan of Registrant
10	.4*	Form of Restricted Share Award Agreement for Executive Officers
10	.5*	Form of Restricted Share Award Agreement for Directors
10	.6*	Form of Indemnification Agreement between Registrant and its Directors and Executive Officers
23	.1**	Consent of Independent Registered Public Accounting Firm
23	.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23	.3*	Consent of Goodwin Procter LLP (included in Exhibit 8.1)
24	.1**	Power of Attorney (included on the signature page to the Registration Statement)

*	To be filed by amendment.

**	Filed herewith.

Item 37.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing, specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 10th day of November, 2009.

Terreno Realty Corporation

By:	/s/ W. Blake Baird
W. Blake Baird
Chairman and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints W. Blake Baird and Michael A. Coke, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Exchange Act, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Blake Baird W. Blake Baird	Chairman, Chief Executive Officer and Director (principal executive officer)	November 10, 2009
/s/ Michael A. Coke Michael A. Coke	President, Chief Financial Officer and Director (principal financial and accounting officer)	November 10, 2009

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement
3	.1*	Form of Amended and Restated Articles of Incorporation of Registrant
3	.2*	Form of Amended and Restated Bylaws of Registrant
5	.1*	Opinion of Goodwin Procter LLP regarding the validity of the securities being registered
8	.1*	Opinion of Goodwin Procter LLP regarding certain tax matters
10	.1*	Severance Agreement between Registrant and W. Blake Baird
10	.2*	Severance Agreement between Registrant and Michael A. Coke
10	.3*	Form of 2010 Equity Incentive Plan of Registrant
10	.4*	Form of Restricted Share Award Agreement for Executive Officers
10	.5*	Form of Restricted Share Award Agreement for Directors
10	.6*	Form of Indemnification Agreement between Registrant and its Directors and Executive Officers
23	.1**	Consent of Independent Registered Public Accounting Firm
23	.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23	.3*	Consent of Goodwin Procter LLP (included in Exhibit 8.1)
24	.1**	Power of Attorney (included on the signature page to the Registration Statement)

*	To be filed by amendment.

**	Filed herewith.